As filed with the Securities and Exchange Commission on March <>, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Post-Effective Amendment No. 1

Form S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Aurora Gold Corporation
(Exact name of registrant as specified in its charter)

Delaware	1040	13-3945947
(State or Other Jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Lars Pearl
C/- Coresco AG Level 3 Gotthardstrasse 20 6304 Zug Switzerland	C/- Coresco AG Level 3 Gotthardstrasse 20 6304 Zug Switzerland

Telephone: (+41) 7887-96966 Facsimile: (+41) 44 274 2818	Telephone: (+41) 7887-96966 Facsimile: (+41) ) 44 274 2818
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)	(Address, including zip code and telephone number, including area code, of agent for service)

Copies of all communications and notices to:

Joseph Sierchio, Esq.
Sierchio & Company, LLP
430 Park Avenue
7th Floor
New York, New York 10022
Telephone: (212) 246-3030
Facsimile: (212) 246-3039

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
________________

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, as amended, check here:     ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐		Accelerated Filer ☐
Non-accelerated Filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

Securities to be Registered	Number of Shares Registered		Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Offering Price (1)	Registration Fee
Common Stock Par Value $0.001	10,000,000	(2)	$0.30	$3,000,000	$348.30
Common Stock Par Value $0.001	10,000,000	(3)	0.40	4,000,000	464.40
Total	20,000,000	(4)		$7,000,000	$812.70	(5)

(1)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933; the closing sale price of our stock on March 9, 2011, as quoted on the Over the Counter QB Tier was $0.28 per share. It is not known how many shares will be purchased under this registration statement or at what price shares will be purchased.

(2)
Represents 10,000,000 shares of our common stock, par value $0.001 per share, which we are offering in units, each unit consisting of one share of common stock and one Series A Stock Purchase Warrant (the “Series A Warrants”) on a no minimum basis. Each Series A Warrant entitles the holder thereof to purchase an additional share of our common stock at $0.40 per share for a period of one year from the date of issuance directly through our officers and directors.

(3)	Represents the 10,000,000 shares of the Registrant’s common stock issuable upon exercise of the Series A Warrants.

(4)
All of the 20,000,000 shares being registered are offered by the Selling Stockholders. Accordingly, this registration statement includes an indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(5)	Represents $606.00 previously paid and an additional $206.70 paid herewith.

Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the commission, acting under said section 8(a), may determine.

i

Explanatory Note

The purpose of this Post-Effective Amendment No. 1 to the Form S-1 filed by Aurora Gold Corporation (the “Company”) with the Securities and Exchange Commission on December 21, 2010 and effective as of January 6, 2011(the “First Post-Effective Amendment”), is to reduce the price of the Unit, as defined in the prospectus attached hereto, from $0.40 to $0.30 and to reduce the price of the Series A Stock Purchase Warrants, as defined in the prospectus attached hereto, from $0.45 to $0.40. No units or warrants have been sold by the Company prior to the filing of this First Post-Effective Amendment.

ii

Subject to Completion, Dated March [], 2011

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sales is not permitted.

Prospectus

Aurora Gold Corporation

10,000,000 Units

We are offering up to a maximum of 10,000,000 units (the “Units”) of our securities at an offering price of $0.30 per Unit in a direct public offering, without any involvement of underwriters or broker-dealers. Each Unit consists of:

•	one (1) share of our common stock, $0.001 par value per share (collectively, the “Unit Shares”); and,
•	one (1) Series A Stock Purchase Warrant (collectively, the “Series A Warrants”).

Each full Series A Warrant entitles the holder to purchase one additional share of our common stock (the “Warrant Shares”) at a price of $0.40 for a period of one year commencing on April 1, 2011 through March 31, 2012. The Units will be sold by our Chief Executive Officer and President. Please refer to “THE OFFERING AND PLAN OF DISTRIBUTION.” The Warrant Shares and the Unit Shares are collectively referred to as the “Securities.”

Our common stock is presently quoted for trading under the symbol “AXRG” on the Over the Counter QB Tier (the “OTCQB”). On March 9, 2011, the closing price of the common stock, as reported on the OTCQB was $0.28 per share.

We are conducting the offering on a no minimum basis. This means that:

•	we have no requirement to sell any specific number of Units;
•
we will not return any funds received from investors in the event that we do not sell all of the securities being offered or if the funds received are insufficient for the purposes set forth herein; and

•	we will not deposit the proceeds from this offering in an escrow, trust or similar account.

Accordingly, the proceeds from this offering will be immediately available to us for our use. Please refer to “THE OFFERING AND PLAN OF DISTRIBUTION.”

Purchase of the Securities is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “RISK FACTORS” beginning on page [] of this Prospectus before making a decision to purchase any of the Securities offered pursuant to this Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date Of This Prospectus Is _______, 2011

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this Prospectus is accurate as of the date on the front of this Prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our web site does not constitute part of this Prospectus.

We obtained statistical data and certain other industry forecasts used throughout this Prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical and industry data and forecasts and market research used herein are reliable, we have not independently verified such data. We have not sought the consent of the sources to refer to their reports or articles in this Prospectus.

Prospectus Summary

This summary contains material information about us and the offering which is described in detail elsewhere in the Prospectus.  Since it may not include all of the information you may consider important or relevant to your investment decision, you should read the entire Prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under “Risk Factors” on page 6, and our financial statements and the accompanying notes.

Unless the context otherwise requires, the terms “we,” “our,” “us,” the “Company” and “Aurora Gold” refer to Aurora Gold Corporation, a Delaware corporation, and not to the Selling Stockholders.

Our Business

We were incorporated under the laws of the State of Delaware on October 10, 1995, under the name "Chefs Acquisition Corp." Initially formed for the purpose of engaging in the food preparation business, we redirected our business efforts in late 1995 following a change of control, which occurred on October 30, 1995, to the acquisition, exploration and, if warranted, the development of mineral mineralized material properties. We changed our name to “Aurora Gold Corporation” on August 20, 1996 to more fully reflect our mineralized material exploration business activities.

Our general business strategy is to acquire mineral properties either directly or through the acquisition of operating entities.  Our continued operations and the recoverability of mineral property costs is dependent upon the existence of economically recoverable mineral reserves, confirmation of our interest in the underlying properties, our ability to obtain necessary financing to complete the development and upon future profitable production.

Since 1996 we have acquired and disposed of a number of properties. We have not established reserves on any of the properties that we owned or in which we have or have had an interest.

We currently have interest in five (5) properties none of which contain any reserves. Please refer to “Description of Our Business and Property.” We have no revenues, have sustained losses since inception, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. We will not generate revenues even if any of our exploration programs indicate that a mineral deposit may exist on our properties. Accordingly, we will be dependent on future financings in order to maintain our operations and continue our exploration activities.   Please refer to “RISK FACTORS.”

Our principal and technical office, from which we conduct our exploration and property acquisition activities, is located at C/- Coresco AG, Level 3, Gotthardstrasse 20, 6304 Zug, Switzerland. The telephone number is (+41) 7887-96966.

Risk Associated With Our Business

The search for valuable minerals as a business is extremely risky. We can provide investors with no assurance that the exploration of any of the properties in which we have or may acquire an interest will uncover commercially exploitable mineral reserves. It is likely that such properties will not contain any reserves and, in all likelihood, any funds spent on exploration will probably be lost. In addition, problems such as unusual or unexpected geological formations or other variable conditions are involved in exploration and, often result in unsuccessful exploration efforts.

In addition, due to our limited capital and mineralized materials, we are limited in the amount of exploration work we can do. As a result, our already low probability of successfully locating mineral reserves will be reduced significantly further. Therefore, we may not find a commercial mineable ore deposit prior to exhausting our funds. Furthermore, exploration costs may be higher than anticipated, in which case, the risk of utilizing all of our funds prior to locating any ore deposits shall be greatly increased. Factors that could cause exploration costs to increase are: adverse conditions, difficult terrain and shortages of qualified personnel.   Please refer to “RISK FACTORS.”

The Offering

Securities Being Offered

We are offering up to 10,000,000 Units at a purchase price of $0.30 per Unit ($3,000,000 in the aggregate). Each Unit consists of (i) one (1) Unit Share and (ii) one Series A Warrant. Each Series A Warrant entitles the holder to purchase one Warrant Share at a price of $0.40 per Warrant Share for a period of one year commencing on April 1, 2011 through March 31, 2012. Please refer to the “OFFERING.”

We are offering the Units on a no minimum basis. This means that:

•	we have no requirement to sell any specific number of Units;
•
we will not return any funds received from investors in the event that we do not sell all of the securities being offered or if the funds received are insufficient for the purposes set forth herein; and

•	we will not deposit the proceeds from this offering in an escrow, trust or similar account.

Accordingly, the proceeds from this offering will be immediately available to us for our use. Please refer to “PLAN OF DISTRIBUTION.”

Offering Price

The offering price of $0.30 per Unit was arbitrarily determined by us and does not bear any significant relationship to our assets and is not necessarily reflective of the inherent or current, potential market or resale value of our shares.  Please refer to “DETERMINATION OF OFFERING PRICE.”

Number of Shares Outstanding

There were 88,703,868 shares of our common stock issued and outstanding at December 15, 2010. If all of the offered shares are sold, and without giving effect to the exercise of outstanding options or the Series A Warrants there will be 98,703,868 shares issued and outstanding.

Duration of Offering

Subject to our right to terminate the offering at any time, the offering will be conducted by us on a best efforts basis for a period of the earlier of 180 days following the date of this Prospectus or the date on which we have sold all of the Units (the “Offering Termination Date”).

Number of Shares Outstanding

At December 15, 2010 we had a total of 88,703,868 shares issued and outstanding, inclusive of the shares being offered by the Selling Stockholders. Our common stock is currently quoted on the OTCQB under the symbol “ARXG.” There is only a limited trading market for our common stock.   Please refer to “Risk Factors” and to “Market for Common Equity and Related Stockholder Matters.”

Selected Financial Data

The Company has not generated any operating revenues to date. Since incorporation it has been inactive as far as mining activities are concerned.  The Company’s plans, funding requirements, sources and alternatives relating thereto are presented and discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The following table sets forth, for the periods and the dates indicated selected financial data for the Company.  This information should be read in conjunction with the Company's Audited Consolidated Financial Statements and Notes thereto for the period ended December 31, 2009 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere herein.

The selected financial data provided below are not necessarily indicative of the future results of operations or financial performance of the Company.  To date the Company has not paid any dividends on the Common Shares and it does not expect to pay dividends in the foreseeable future.

The Financial Statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”).

SELECTED FINANCIAL DATA (expressed in U.S. dollars)

Period Type	Nine Months	Nine Months	12 Months	12 Months
Fiscal Year End	Sep 30, 2010	Sep 30, 2009	Dec 31, 2009	Dec 31, 2008
Current Assets	$1,195,6751	$189,597	$630,213	$47,066
Total Assets	4,054,395	295,360	735,414	136,039
Current Liabilities	302,089	1,372,400	1,523,226	1,139,066
Long term Liabilities	-	-	-	552,513
Total Liabilities and Equity	4,054,395	295,360	735,414	136,039
Exploration Expenses	437,562	51,562	67,973	77,273
Other Expenses	1,283,327	453,484	1,779,477	520,105
Net Income (Loss)	(1,720,889)	(1,519,511)	(1,779,477)	(520,105)
EPS Basic and Diluted	(0.02)	(0.03)	(0.03)	(0.01)
Common Shares Issued and Outstanding	88,703,868	63,071,855	68,408,522	58,071,855

Risk Factors

You should carefully consider the risks described below before purchasing any shares. Our most significant risks and uncertainties are described below; if any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein. You should acquire the shares only if you can afford to lose your entire investment. Our filings with the Securities and Exchange Commission also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we have described below. Please refer to   “Note Regarding Forward-Looking Statements ”  on page10 of this Prospectus  .

RISKS RELATED TO OUR BUSINESS, PROPERTY AND INDUSTRY

We are an exploration stage company and have incurred substantial losses since inception.

We have never earned any revenues. In addition, we have incurred net losses of $17,192,068 for the period from our inception (October 10, 1995) through September 30, 2010 and, based upon our current plan of operation, we expect that we will incur losses for the foreseeable future.

Potential investors should be aware of the difficulties normally encountered by mineral exploration companies and the high rate of failure of such companies. We are subject to all of the risks inherent to an exploration stage business enterprise, such as limited capital mineralized materials, lack of manpower, and possible cost overruns associated with our exploration programs. Potential investors must also weigh the likelihood of success in light of any problems, complications, and delays that may be encountered with the exploration of our properties.

Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, an existing ore body may go undiscovered. Without an ore body, we cannot generate revenues and you will lose your investment.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our independent registered public accounting firm has issued its report, which includes an explanatory paragraph for going concern uncertainty on our consolidated financial statements as of and for the year ended December 31, 2009. Because we have not yet generated revenues from our operations our ability to continue as a going concern is currently heavily dependent upon our ability to obtain additional financing to sustain our operations. Such financing may take the form of the issuance of common or preferred stock or debt securities, or may involve bank financing. Although we have completed several equity financings, the fact that our auditors have issued a “going concern” opinion may hinder our ability to obtain additional financing in the future. Currently, we have no commitments to obtain any additional financing, and there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

Our failure to timely file certain periodic reports with the SEC poses significant risks to our business, each of which could materially and adversely affect our financial condition and results of operations.

We did not timely file with the SEC our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, June 30, and September 30, 2009. Consequently, we were not compliant with the periodic reporting requirements under the Securities Exchange Act of 1934, as amended. As a result of our failure to have timely filed our periodic reports with the SEC, our stock was removed from trading on the OTC Bulletin Board and began trading on the Pink Quote (also referred to as the “Pink Sheets”).” Our common stock was again listed on the OTCBB on August 5, 2010. In addition, our failure to timely file those and possibly future periodic reports with the SEC could subject us to enforcement action by the SEC and shareholder lawsuits. Any of these events could materially and adversely affect our financial condition and results of operations and our ability to register with the SEC public offerings of our securities for our benefit or the benefit of our security holders.

We cannot assure you that our common stock will be re-listed, or that once re-listed, it will remain listed.

As a result of the delay in filing our periodic reports with the SEC, we were unable to comply with the listing standards of OTC Bulletin Board and our common stock was removed from the OTC Bulletin Board effective May 20, 2009. Our common stock was again listed on the OTCBB on August 5, 2010; however, if we were to become delinquent in our filings, our common stock may again be de-listed from the OTCBB. If it is de-listed again in the future, the price of our common stock will likely be adversely affected and there may be a decrease in the liquidity of our common stock.

Because we do not have any revenues, we expect to incur operating losses for the foreseeable future.

We have never generated revenues and we have never been profitable. Prior to completing exploration on our mineral properties, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. If we are unable to generate financing to continue the exploration of our properties, we will fail and you will lose your entire investment in this offering.

None of the properties in which we have an interest or the right to earn an interest have any known reserves.

We currently have an interest or the right to earn an interest in five (5) properties, none of which have any reserves.  Based on our exploration activities through the date of this Prospectus, we do not have sufficient information upon which to assess the ultimate success of our exploration efforts.  If we do not establish reserves we may be required to curtail or suspend our operations, in which case the market value of our common stock may decline and you may lose all or a portion of your investment.

We have only completed the initial stages of exploration of our properties, and thus have no way to evaluate whether we will be able to operate our business successfully. To date, we have been involved primarily in organizational activities, acquiring interests in properties and in conducting preliminary exploration of properties. We have not earned any revenues and have not achieved profitability as of the date of this Prospectus.

We are subject to all the risks inherent to mineral exploration, which may have an adverse affect on our business operations.

Potential investors should be aware of the difficulties normally encountered by mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. If we are unsuccessful in addressing these risks, our business will likely fail and you will lose your entire investment.

We are subject to the numerous risks and hazards inherent to the mining industry and resource exploration including, without limitation, the following:

o	interruptions caused by adverse weather conditions;

o	unforeseen limited sources of supplies resulting in shortages of materials, equipment and availability of experienced manpower.

The prices and availability of such equipment, facilities, supplies and manpower may change and have an adverse effect on our operations, causing us to suspend operations or cease our activities completely.

It is possible that our title for the properties in which we have an interest will be challenged by third parties.

We have not obtained title insurance for our properties.  It is possible that the title to the properties in which we have our interest will be challenged or impugned. If such claims are successful, we may lose our interest in such properties.

Our failure to compete with our competitors in mineral exploration for financing, acquiring mining claims, and for qualified managerial and technical employees will cause our business operations to slow down or be suspended.

Our competition includes large established mineral exploration companies with substantial capabilities and with greater financial and technical mineralized materials than we have. As a result of this competition, we may be unable to acquire additional attractive mining claims or financing on terms we consider acceptable. We may also compete with other mineral exploration companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for financing or for qualified employees, our exploration programs may be slowed down or suspended.

Compliance with environmental regulations applicable to our operations may adversely affect our capital liquidity.

All phases of our operations in Brazil, Canada, and the United States of America where our properties are located, will be subject to environmental regulations.  Environmental legislation in Brazil, Canada, and the United States of America is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees.  It is possible that future changes in environmental regulation will adversely affect our operations as compliance will be more burdensome and costly.

Because we have not allocated any money for reclamation of any of our mining claims, we may be subject to fines if the mining claims are not restored to its original condition upon termination of our activities.

Our directors may face conflicts of interest in connection with our participation in certain ventures because they are directors of other mineral mineralized material companies.

Messrs. Gomez de Segura and Montgomery, who in addition to Mr. Pearl, serves as our directors, may also be a director of other companies (including mineralized material exploration companies) and, if those other companies participate in ventures in which we may participate, our directors may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation.  It is possible that due to our directors’ conflicting interests, we may be precluded from participating in certain projects that we might otherwise have participated in, or we may obtain less favorable terms on certain projects than we might have obtained if our directors were not also directors of other participating mineral mineralized materials companies.  In an effort to balance their conflicting interests, our directors may approve terms equally favorable to all of their companies as opposed to negotiating terms more favorable to us but adverse to their other companies.  Additionally, it is possible that we may not be afforded certain opportunities to participate in particular projects because those projects are assigned to our directors’ other companies for which the directors may deem the projects to have a greater benefit.

Our future performance is dependent on our ability to retain key personnel, loss of which would adversely affect our success and growth.

Our performance is substantially dependent on performance of our senior management.  In particular, our success depends on the continued efforts of Mr. Pearl. The loss of his services could have a material adverse effect on our business, results of operations and financial condition as our potential future revenues would most likely dramatically decline and our costs of operations would rise.  We do not have employment agreements in place with any of our officers or our key employees, nor do we have key person insurance covering our employees.

The value and transferability of our shares may be adversely impacted by the limited trading market for our shares.

There is only a limited trading market for our common stock on the OTCBB and the OTCQB. This may make it more difficult for you to sell your stock if you so desire.

Our common stock is a penny stock and because "penny stock” rules will apply, you may find it difficult to sell the shares of our common stock you acquired in this offering.

Our common stock is a “penny stock” as that term is defined under Rule 3a51-1 of the Securities Exchange Act of 1934. Generally, a "penny stock" is a common stock that is not listed on a national securities exchange and trades for less than $5.00 a share. Prices often are not available to buyers and sellers and the market may be very limited. Penny stocks in start-up companies are among the riskiest equity investments. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the Securities and Exchange Commission. The document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser's written agreement to the purchase. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of purchasers of our stock to sell their shares in the secondary market.  It may also cause fewer broker dealers to make a market in our stock.

Many brokers choose not to participate in penny stock transactions. Because of the penny stock rules, there is less trading activity in penny stock and you are likely to have difficulty selling your shares.

In addition to the "penny stock" rules promulgated by the Securities and Exchange Commission, Financial Industry Regulatory Authority (the “FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Sales of a substantial number of shares of our common stock into the public market by the Selling Stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock, when and if such market develops. When this registration statement is declared effective, the Selling Stockholders may be reselling up to 10,000,000 or approximately 10.13% of the issued and outstanding shares of our common stock. As a result of such registration statement, a substantial number of our shares of common stock which have been issued may be available for immediate resale when and if a market develops for our common stock, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the Selling Stockholders may lose some or all of their investment.

Future sales of shares by us may reduce the value of our stock.

If required, we will seek to raise additional capital through the sale of our common stock.  Future sales of shares by us could cause the market price of our common stock to decline and may result in further dilution of the value of the shares owned by our stockholders.

Note Regarding Forward Looking Statements

This Prospectus contains forward-looking statements which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished.

Such forward-looking statements include statements regarding, among other things, (a) the potential markets for our technologies, our potential profitability, and cash flows (b) our growth strategies, (c) expectations from our ongoing sponsored research and development activities (d) anticipated trends in the technology industry, (e) our future financing plans and (f) our anticipated needs for working capital. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” and “DESCRIPTION OF OUR BUSINESS AND PROPERTY,” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “RISK FACTORS” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

Although forward-looking statements in this report reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.   We will have little likelihood of long-term success unless we are able to continue to raise capital from the sale of our securities until, if ever, we generate positive cash flow from operations.

Use Of Proceeds

The Units are being offered directly by us on a no minimum basis directly through our Chief Executive Officer. The offering will be conducted by us for a period of up to 180 days following the date of this Prospectus or the date on which we have sold all of the offered shares. We may extend the offering period for an additional 90 days in our sole discretion and without notice. Please note that:

•	we have no requirement to sell any specific number of shares;
•
we will not return any funds received from investors in the event that we do not sell all of the securities being offered or if the funds received are insufficient for the purposes set forth herein; and

•	we will not deposit the proceeds from this offering in an escrow, trust or similar account.

Accordingly, the proceeds from this offering will be immediately available to us for our use.

Because we cannot with any certainty determine the number of Units which we will actually sell, the following table sets forth our intended use of proceeds depending on the number of Units sold as specified. The actual number of Units sold may be greater or less than the amounts provided for in the tables.

USE OF PROCEEDS	10,000,000 Units Sold	5,000,000 Units Sold	2,500,000 Units Sold
Offering Expenses (1)	$40,000	$40,000	$40,000
Working Capital	$2,960,000	$1,460,000	$710,000
TOTAL	$3,000,000	$1,500,000	$750,000

(1)	Includes, estimated accounting and legal fees.

The net proceeds are not allocated for a specific purpose. Following the payment of the offering expenses the net proceeds will be used for working capital, general corporate purposes, and will be applied towards working capital in an effort to minimize our operating losses.

While we currently intend to use the proceeds of this offering substantially in the manner discussed above, we reserve the right to reassign the use if, in the judgment of our board of directors, changes are necessary or advisable. At present, no material changes are contemplated. Should there be any material changes in the above projected use of proceeds in connection with this offering, we will issue an amended Prospectus reflecting the same.

The amounts and timing of our actual expenditures will depend on numerous factors, including marketing and sales activities, and the growth of our customer base. We may find it necessary to use portions of the net proceeds for other purposes.

Pending these uses, we intend to invest our net proceeds in short-term, investment grade securities, at prevailing market rates of interest. No portion of the proceeds of the offering will be paid to officers, directors and/or any of their respective affiliates as compensation for the offer and sale of the Units.

Determination Of Offering Price

The offering price of $0.30 per Unit has been arbitrarily determined by us, and bears no significant relationship to our assets, earnings, book value or any other objective standard of value. Among the factors considered by us in determining the initial offering price were:

•	our capital requirements;
•	our current capital resources;
•	our experience in our industry;
•	the experience of our management;
•	our technologies and the state of their current development;
•	the current market price of our common stock;
•	the volatility and lack of liquidity with respect to the public market for our common stock;
•	the percentage of our issued and outstanding shares to be represented by the Units Shares the Warrant Shares; and
•	the general equity market conditions.

Accordingly, the offering price should not be viewed by you as an indication of the resale or market value of the Units Shares and the Warrant Shares you purchase. Please refer to “PLAN OF DISTRIBUTION.”

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our Common Stock is currently quoted on the OTCQB. Our common stock was removed from the OTC Bulletin Board effective May 20, 2009 and relisted on the OTCBB on August 5, 2010. Please refer to “RISK FACTORS.”

The following table sets forth the high and low bid prices for the Common Stock for the calendar quarters indicated as reported by the Pink Sheets for the last two years. These prices represent quotations between dealers without adjustment for retail mark-up, markdown or commission and may not represent actual transactions. Our stock is also quoted on the Stuttgart Exchange under the symbol A4G.SG and the Frankfurt Exchange under the symbols “A4G.F,” and “XE7RA.A4G.DE” and on the Berlin-Bremen Exchange under the symbol “A4G.BER.”

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2010 – High	$0.61	$0.52	$0.52	$0.44	(1)
2010 – Low	$0.38	$0.35	$0.30	$0.25	(1)
2009 – High	$0.50	$0.33	$0.50	$0.70
2009 – Low	$0.16	$0.17	$0.06	$0.26
2008 – High	$0.51	$0.26	$0.12	$0.50
2008 – Low	$0.21	$0.05	$0.04	$0.04
2007 – High	$0.75	$0.61	$0.50	$0.40
2007 – Low	$0.54	$0.26	$0.26	$0.23
2006 – High	$2.10	$2.00	$1.20	$1.09
2006 – Low	$0.69	$0.77	$0.46	$0.60
2005 – High	$0.23	$0.12	$0.83	$0.73
2005 – Low	$0.09	$0.06	$0.06	$0.47

(1)	The high and low bid prices for our Common Stock for the Fourth Quarter of 2010 were for the period October1, 2010 to December 15, 2010. The closing price on March 9, 2011 was $0.28.

As of December 2, 2010, there were approximately 743 holders of record of the Common Stock. We have not paid any cash dividends. Please refer to “Dividend Policy” below. We do not have securities authorized for issuance under an equity compensation plan.

There are 1,700,000 shares reserved for issuance pursuant to options granted under the Company’s stock option plan.

We did not make any repurchases of our securities during the fourth quarter of our fiscal year ended December 31, 2009 or the subsequent period through to December 15, 2010.

 Transfer Agent

The transfer agent of our common stock is Worldwide Stock Transfer, LLC, having an office at 433 Hackensack Avenue, Level L. Hackensack, NJ, USA 07601.

Penny Stock

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Our stock is currently a “penny stock.” Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities’ laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form as the Commission shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules.

Rule 144

There were 88,703,868 shares of our common stock issued and outstanding at December 15, 2010, of which 8,800,544 shares are deemed "restricted securities," within the meaning of Rule 144; of these restricted shares, 5,000,000 are owned by Global Minerals, Ltd., a private corporation. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act.

In general, under Rule 144, subject to the satisfaction of certain other conditions, a person deemed to be one of our affiliates, who has beneficially owned restricted shares of our common stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if our common stock is quoted on a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale, if greater.

Rule 144 also permits a person who presently is not and who has not been an affiliate of ours for at least three months immediately preceding the sale and who has beneficially owned the shares of common stock for at least nine months to sell such shares without restriction other than the requirement that there be current public information as set forth in Rule 144. To the extent that Rule 144 is otherwise available, this provision is currently applicable to all of the restricted shares. If a non-affiliate has held the shares for more than one year, such person may make unlimited sales pursuant to Rule 144 without restriction.

The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities. Please refer to “RISK FACTORS.”

Dividend Policy

We have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future, but intend to retain our capital mineralized materials for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors as the board of directors deems relevant.

Management’s Discussion And Analysis Or Plan Of Operations

The following information should be read in conjunction with our consolidated financial statements and related notes thereto for the three and nine months ended September 30, 2010 and 2009 and with our audited consolidated financial statements and related notes thereto for the years ended December 31, 2009 and 2008 included elsewhere in this Prospectus. We also urge you to review and consider our disclosures describing various risks that may affect our business, which are set forth under the heading “RISK FACTORS.”

General

We are a mineral exploration company engaged in the exploration of base, precious metals and industrial minerals worldwide.  We were incorporated under the laws of the State of Delaware on October 10, 1995, under the name "Chefs Acquisition Corp." We conduct our exploration and property acquisition activities through our head office which is located at is located at C/- Coresco AG, Level 3, Gotthardstrasse 20, 6304 Zug, Switzerland. The telephone number is (+41) 7887-96966. We also maintain an office in Brazil at Av. Jornalista Ricardo Marinho, 360, sala 113, Ed. Cosmopolitan, Barra da Tijuca, Rio de Janeiro, CEP 22631-350 and in Denver, Colorado at 4450 Arapahoe Ave, Suite 100 Boulder, Colorado 80303.

We had no revenues during three and nine month periods ended September 30, 2010 and 2009 and the fiscal years ended December 31, 2009 and 2008. Funds raised in fiscal 2010, 2009 and 2008 were used for exploration of our properties and general administration. We have sustained losses since inception, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. We will not generate revenues even if any of our exploration programs indicate that a mineral deposit may exist on our properties. Accordingly, we will be dependent on future financings in order to maintain our operations and continue our exploration activities. Funds that we raised during fiscal 2008 and 2009 and the nine months ended September 30, 2010 and were used for exploration of our properties and general administration.

Significant developments during the year ended December 31, 2009 and Subsequent Events to December 15, 2010

We are a mineral exploration company engaged in the exploration of base, precious metals and industrial minerals worldwide.  We were incorporated under the laws of the State of Delaware on October 10, 1995, under the name "Chefs Acquisition Corp."

We have no revenues, have sustained losses since inception, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. We will not generate revenues even if any of our exploration programs indicate that a mineral deposit may exist on our properties. Accordingly, we will be dependent on future financings in order to maintain our operations and continue our exploration activities. Funds raised in fiscal 2009 and 2010 were used for exploration of our properties, payment on the Asset Purchase Agreement and general administration.

During 2010 through November 22, 2010 we have been evaluating our property holdings in order to determine whether to implement exploration programs on our existing properties or to acquire interests in new properties.

For the nine month periods ended September 30, 2010 and 2009 we recorded exploration expenses of $437,562 compared to $51,562, respectively.

During the period January 1 to November 22, 2010, we received cash of $3,895,000 from a private placement of 12,983,335 common shares at $0.30 per share, paid non cash finder’s fees of 1,126,111 in connection with the private placement, issued 685,900 shares in settlement of indebtedness amounting to $205,770 and paid a non cash finders fee of 500,000 shares in connection with a property acquisition valued at $0.30 per share. The shares were issued to individuals and companies who reside outside the United States of America. The issuance of the shares was exempt from the registration requirements of Securities Act by virtue of Section 4(2) thereof as well as the exemption from registration requirements afforded by Regulation S.

On November 10, 2009, the Company signed a Letter Agreement with Global Minerals Ltd. which was subsequently amended on February 28, 2010, April 12, 2010 and April 30, 2010, to acquire the interest of Global Minerals Ltd. in the Front Range Gold Project located in Boulder County, Colorado.  The Company paid $100,000 on signing the Letter Agreement. The Letter Agreement was subject to the negotiation and execution of a definitive agreement pertaining to the matters outlined in the Letter Agreement.

On June 15, 2010, the Company and the other signatories thereto signed and delivered the Asset Purchase Agreement. Pursuant to the terms of the Asset Purchase Agreement, the Company acquired:

•
Global Minerals Ltd. 50% participating interest in the joint venture agreement dated December 18, 2002 between Consolidated Global Minerals Ltd. and the property owners of the Front Range Gold JV property;

•	the Front Range Gold property assets of Mount Royale Ventures, LLC., which include a permitted mill and mining equipment; and,
•	a 50% equity interest in the Black Cloud Mine Claim Group, tenements located within the Front Range Gold property.

The total consideration paid consisted of $600,000 cash, of which $100,000 was paid in November 2009 on signing the Letter Agreement, and the issuance of 5 million (5,000,000) restricted shares of our common stock, which were authorized for issuance at $0.40 per share, to Global Minerals Ltd. The issuance of the shares was exempt from the registration requirements of Securities Act by virtue of Section 4(2) thereof as well as the exemption from registration requirements afforded by Regulation S.

Exploration Activities

We conduct our activities from our principal and technical office located at, C/- Coresco AG, Level 3, Gotthardstrasse 20, Zug, 6304 Switzerland. These offices are provided to us on a month to month basis. We believe that these offices are adequate for our purposes.  We do not own any real property or significant assets. Management believes that this space will meet our needs for the next 12 months.

We conduct exploration activities from our principal and technical office located at C/- Coresco AG, Level 3, Gotthardstrasse 20, Zug, 6304 Switzerland. The telephone number is (+41) 7887-96966.  We believe that these offices are adequate for our purposes and operations.

Our strategy is to concentrate our efforts on: (i) existing operations where an infrastructure already exists; (ii) properties presently being developed and/or in advanced stages of exploration which have potential for additional discoveries; and (iii) grass-roots exploration opportunities.

We are currently concentrating our property exploration activities in Brazil and USA. We are also examining data relating to the potential acquisition of other exploration properties in Latin America, South America.

Our properties are in the exploration stage only and are without a known body of mineral reserves. Development of the properties will follow only if satisfactory exploration results are obtained. Mineral exploration and development involves a high degree of risk and few properties that are explored are ultimately developed into producing mines.  There is no assurance that our mineral exploration and development activities will result in any discoveries of commercially viable bodies of mineralization. The long-term profitability of our operations will be, in part, directly related to the cost and success of our exploration programs, which may be affected by a number of factors.

In Brazil, Aurora has 3 exploration licenses within the Tapajos Gold Province.  The Exploration license areas are divided into 2 groups, the Sao Domingos and the Sao Joao areas.  The Company also has a further two applications strategically located around the Sao Domingos and the adjoining Atacadau projects to unify the whole area.

In Canada, the Company has one property located in British Columbia, Canada.

The Company has recently acquired from Global Minerals Ltd., its 50% participating interest in the Front Range Gold Project joint venture located in Boulder Colorado.

Results of Operations

(1)	Three and Nine month periods ended September 30, 2010 (Fiscal 2010) and 2009 (Fiscal 2009)

Revenues-The Company has yet to generate any revenues or establish any history of profitable operations. For the three and nine months ended September 30, 2010 we recorded a net loss of $790,348 (2009 net loss - $1,232,548) and $1,720,889 (2009 net loss - $1,519,511), respectively, or $(0.01) [2009 – $(0.02)] and $(0.02) [2009 - $(0.03)] per share, respectively.

Expenses – Our general and administrative expenses consist primarily of personnel costs, legal costs, investor relations costs, stock based compensation costs, accounting costs and other professional and administrative costs. For the three and nine months ended September 30, 2010 we recorded General and Administrative expenses of $585,506 (2009 - $193,102) and $1,283,327 (2009 - $453,484) respectively. This amount includes, professional fees - accounting of $6,187 (2009 - $1,514) and $97,868 (2009 - $1,698) respectively and legal $98,435 (2009 - $7,500) and $277,503 (2009 - $10,788) respectively.

Exploration expenditures – Exploration expenses are charged to operations as they are incurred. For the three and nine months ended September 30, 2010 we recorded exploration expenses of $204,842 (2009 - $24,981) and $437,562 (2009 - $51,562) respectively. The following is a breakdown of the exploration expenses by property: Colorado, $200,181 (2009 – $Nil) and $337,635 (2009 - $Nil) respectively; Brazil $4,661 (2009 – $26,581) and $97,572 (2009 - $26,581) respectively; and Canada, Kumealon property $Nil (2009 - $Nil) and $2,355 (2009 - $Nil) respectively.

Depreciation expense – Depreciation expenses charged to operations for the three and nine months ended September 30, 2010 were $3,718 (2009 - $3,485) and $10,962 (2009 - $9,431) respectively.

(2)	Year Ended December 31, 2009 (Fiscal 2009) versus Year Ended December 31, 2008 (Fiscal 2008)

Revenues - For the year ended December 31, 2009 we recorded a loss of $1,779,477 or $0.03 per share, compared to a loss of $520,105 or $0.01 per share in 2008.

General and administrative expenses – For the year ended December 31, 2009 we recorded general and administrative expenses of $697,039 (fiscal 2008 - $442,832). The fiscal 2009 amount includes professional fees - accounting $43,263 (fiscal 2008 - $56,898) and legal $10,787 (fiscal 2008 - $79,540). Recent developments in capital markets have restricted access to debt and equity financing for the Company. As a result, the Company reduced its 2009 capital spending requirements in light of the current and anticipated, global economic environment.

Exploration expenditures - For the year ended December 31, 2009 we recorded exploration expenses of $67,973 compared to $77,273 in fiscal 2008. The following is a breakdown of the exploration expenses by property: Brazil $65,956 (2008 - $74,723) and Canada, Kumealon property $2,017 (2008 - $2,550).

Depreciation expense – For the year ended December 31, 2009 we recorded depreciation expense of $13,172 compared to $14,426 in fiscal 2008.

Capital Resources and Liquidity

September 30, 2010 versus December 31, 2009:

Recent developments in capital markets have restricted access to debt and equity financing for many companies. The Company's exploration properties are in the exploration stage, have not commenced commercial production and consequently the Company has no history of earnings or cash flow from its operations. As a result, the Company is reviewing its 2010/2011 exploration and capital spending requirements in light of the current and anticipated, global economic environment.

The Company currently finances its activities primarily by the private placement of securities. There is no assurance that equity funding will be accessible to the Company at the times and in the amounts required to fund the Company’s activities. There are many conditions beyond the Company’s control which have a direct bearing on the level of investor interest in the purchase of Company securities. The Company may also attempt to generate additional working capital through the operation, development, sale or possible joint venture development of its properties, however, there is no assurance that any such activity will generate funds that will be available for operations. Debt financing has been used to fund the Company’s property acquisitions and exploration activities and the Company, however the Company has no current plans to use debt financing. The Company does not have “standby” credit facilities, or off-balance sheet arrangements and it does not use hedges or other financial derivatives. The Company has no agreements or understandings with any person as to additional financing.

At September 30, 2010, we had cash of $1,089,565 (December 31, 2009 - $556,957) and working capital of $893,586 (working capital deficiency December 31, 2009 – $893,013). Total liabilities as of September 30, 2010 were $302,089 (December 31, 2009 - $1,523,226).

During the period January 1 to November 22, 2010, we received cash of $3,895,000 from a private placement of 12,983,335 common shares at $0.30 per share, paid non cash finder’s fees of 1,126,111 in connection with the private placement, issued 685,900 shares in settlement of indebtedness amounting to $205,770 and paid a non cash finders fee of 500,000 shares in connection with a property acquisition valued at $0.30 per share. The shares were issued to individuals and companies who reside outside the United States of America. The issuance of the shares was exempt from the registration requirements of Securities Act by virtue of Section 4(2) thereof as well as the exemption from registration requirements afforded by Regulation S.

In June 2010, pursuant to an Asset Purchase Agreement, the Company issued 5 million shares of its common stock, which had a market value of $0.40 per share, paid $600,000 in cash, of which $100,000 was paid in November 2009 on signing the Letter Agreement, and acquired: (i) Global Minerals Ltd. 50% participating interest in the joint venture agreement dated December 18, 2002 between Consolidated Global Minerals Ltd. and the property owners of the Front Range Gold JV property; (ii) the Front Range Gold property assets of Mount Royale Ventures, LLC., which include a permitted mill, permitted to 70,000 tons per year, and the associated mining equipment; and, (iii) a 50% equity interest in the Black Cloud Mine Claim Group tenements, located within the Front Range Gold property. The issuance of the shares was exempt from the registration requirements of Securities Act by virtue of Section 4(2) thereof as well as the exemption from registration requirements afforded by Regulation S.

Our general business strategy is to acquire mineral properties either directly or through the acquisition of operating entities. Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America and applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As discussed in note 1 to the consolidated financial statements, we have incurred recurring operating losses since inception, have not generated any operating revenues to date and used cash of $2,000,410 from operating activities in 2010 through September 30. We require additional funds to meet its obligations and maintain our operations.  We do not have sufficient working capital to (i) pay our administrative and general operating expenses through December 31, 2010 and (ii) to conduct our preliminary exploration programs. Without cash flow from operations, we may need to obtain additional funds (presumably through equity offerings and/or debt borrowing) in order, if warranted, to implement additional exploration programs on our properties. While we may attempt to generate additional working capital through the operation, development, sale or possible joint venture development of its properties, there is no assurance that any such activity will generate funds that will be available for operations.  Failure to obtain such additional financing may result in a reduction of our interest in certain properties or an actual foreclosure of its interest. We have no agreements or understandings with any person as to such additional financing.

Our exploration properties have not commenced commercial production and we have no history of earnings or cash flow from its operations. While we may attempt to generate additional working capital through the operation, development, sale or possible joint venture development of its property, there is no assurance that any such activity will generate funds that will be available for operations.

Cash Flow

Operating activities: We used cash of $2,000,410 through the nine month periods ended September 30, 2010 ($170,900 through the nine months ended September 30, 2009, $395,791 through the year ended December 31, 2009 and $649,028 through the year ended December 31, 2008). The following is a breakdown of cash used for operating activities: Depreciation and amortization of $10,962 through the nine months ended September 30, 2009 (nine months ended September 30, 2009 - $9,431, year ended December 31, 2009 $13,172 and year ended December 31, 2008 - $14,426). Changes in prepaid expenses and other assets resulted in a decrease in cash of $30,575 through the nine months ended September 30, 2010 (increase in cash of $6,265 during the nine months ended September 30, 2009, decrease in cash of $55,121 during the year ended December 31, 2009 and a decrease in cash of $19,190 during the year ended December 31, 2008). Changes in accounts payable and accrued expenses (including related party) resulted in a decrease in cash of $469,908 through the nine months ended September 30, 2010 (increase in cash of $97,324 during the nine months ended September 30, 2009, increase of $266,469 during the year ended December 31, 2009 and increase of $20,076 during the year ended December 31, 2008). A loss of $1,014,465 was realized on the settlement of debt during the nine months ended September 30, 2009 and year ended December 31, 2009 (2010 - $0). A foreign exchange loss of $221,126 was realized on notes payable during the nine months ended September 30, 2009, a foreign exchange loss of $144,701 during the year ended December 31, 2009 and a foreign exchange gain of $169,235 during the year ended December 31, 2008 (2010 - $0).

Investing Activities: During the nine month period ended September 30, 2010, $500,000 was spent acquiring the Front Range Gold joint venture property in Boulder, Colorado, USA (nine months ended September 30, 2009 - $0). During the nine month period ended September 30, 2010, $17,800 was spent acquiring equipment (nine months ended September 30, 2009 - $0, years ended December 31, 2009 - $0 and 2008 - $250). During the nine month period ended September 30, 2010, $245,213 was spent on Mined Land Reclamation Bonds with the State of Colorado (nine months ended September 30, 2009 - $0, years ended December 31, 2009 $0 and 2008 - $0).

Financing Activities: We intend to finance our activities by raising capital through the equity markets. Proceeds from common stock were $3,895,000 during the nine months ended September 30, 2010 ($1,039,151 during the nine months ended September 30, 2009 years ended December 31, 2009 - $800,000 and 2008 - $0). Both loans payable were repaid at $250,000 each during the nine months ended September 30, 2010 and both advances payable received during the year ended December 31, 2009 were repaid at $50,000 each during the nine months ended September 30, 2010.

Dividends

The Company has neither declared nor paid any dividends on its Common stock. We intend to retain our earnings to finance growth and expand its operations and does not anticipate paying any dividends on our common stock in the foreseeable future.

Asset-Backed Commercial Paper

The Company has no asset-backed commercial paper.

Fair Value of Financial Instruments and Risks

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments.  As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision.  Changes in assumptions can significantly affect estimated fair value.

The carrying value of cash, accounts payable and accrued expenses, accounts payable and accrued expenses – related parties, advances payable and advances payable – related party, and loans payable approximate their fair value because of the short-term nature of these instruments. The carrying value of the convertible notes payable approximate their fair value because interest rates of long-term convertible notes payable approximate market interest rates.

Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

The Company operates in the United States (primarily Colorado) and outside of the United States of America (primarily in Brazil) and is exposed to foreign currency risk due to the fluctuation between the currency in which the Company operates in and the U.S. dollar.

Share Capital

At November 22, 2010, we had:

º	Authorized share capital of 300,000,000 (September 30, 2010 – 300,000,000; December 31, 2009 – 100,000,000; December 31, 2008 – 100,000,000) common shares with par value of $0.001 each.

º	88,703,868 common shares were issued and outstanding as at November 22, 2010 (September 30, 2010 – 88,703,868; December 31, 2009 – 68,408,522; and December 31, 2008 – 58,071,855).

º
1,700,000 stock options outstanding under our incentive stock option plan. The stock options are exercisable at $0.26 per share, with expiry date of August 6, 2012. If the holders were to acquire all 1,700,000 shares issuable upon the exercise of all incentive stock options outstanding, we would receive an additional $442,000.

Market Risk Disclosures

We have not entered into derivative contracts either to hedge existing risks or for speculative purposes during the years ended December 31, 2008 and 2009 and the subsequent period to November 22, 2010.

Off-balance Sheet Arrangements and Contractual Obligations

We do not have any off-balance sheet arrangements or contractual obligations at September 30, 2010 and the subsequent period to November 22, 2010, that are likely to have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that have not been disclosed in our consolidated financial statements.

Application of Critical Accounting Policies

The accounting policies and methods we utilize in the preparation of our consolidated financial statements determine how we report our financial condition and results of operations and may require our management to make estimates or rely on assumptions about matters that are inherently uncertain. Our accounting policies are described in note 2 to our December 31, 2009 consolidated financial statements. Our accounting policies relating to mineral property and exploration costs and depreciation and amortization of property, plant and equipment are critical accounting policies that are subject to estimates and assumptions regarding future activities.

Depreciation is based on the estimated useful lives of the assets and is computed using the straight-line method.  Equipment is recorded at cost.  Depreciation is provided over the following useful lives:  vehicles 10 years and office equipment, furniture and fixtures 2 to 10 years.

Exploration costs are charged to operations as incurred until such time that proven reserves are discovered. From that time forward, the Company will capitalize all costs to the extent that future cash flow from mineral reserves equals or exceeds the costs deferred. The deferred costs will be amortized over the recoverable reserves when a property reaches commercial production. As at September 30, 2010 and December 31, 2009, we did not have proven reserves.

Exploration activities conducted jointly with others are reflected at our proportionate interest in such activities.

Costs  related  to  site  restoration  programs  are  accrued over the life  of  the  project.

US GAAP requires us to consider at the end of each accounting period whether or not there has been an impairment of the capitalized property, plant and equipment. This assessment is based on whether factors that may indicate the need for a write-down are present. If we determine there has been an impairment of the capitalized property, plant and equipment then we would be required to write-down the recorded value of our property, plant and equipment costs which would reduce our earnings and net assets.

Related Party Transactions

Our proposed business raises potential conflicts of interests between certain of our officers and directors and us. Certain of our directors are directors of other mineral resource companies and, to the extent that such other companies may participate in ventures in which we may participate, our directors may have a conflict of interest in negotiating and concluding terms regarding the extent of such participation.  In the event that such a conflict of interest arises at a meeting of our directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms.  In appropriate cases, we will establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict.  From time to time, several companies may participate in the acquisition, exploration and development of natural resource properties thereby allowing for their participation in larger programs, involvement in a greater number of programs and reduction of the financial exposure with respect to any one program.  It may also occur that a particular company will assign all or a portion of its interest in a particular program to another of these companies due to the financial position of the company making the assignment.

In determining whether we will participate in a particular program and the interest therein to be acquired by it, the directors will primarily consider the potential benefits to us, the degree of risk to which we may be exposed and its financial position at that time.  Other than as indicated, we have no other procedures or mechanisms to deal with conflicts of interest.  We are not aware of the existence of any conflict of interest as described herein.

Other than as disclosed below, during the nine months ended September 30, 2010 and 2009 and the years ended December 31, 2009 and 2008, none of our current directors, officers or principal shareholders, nor any family member of the foregoing, nor, to the best of our information and belief, any of our former directors, senior officers or principal shareholders, nor any family member of such former directors, officers or principal shareholders, has or had any material interest, direct or indirect, in any transaction, or in any proposed transaction which has materially affected or will materially affect us.

There have been no transactions or proposed transactions with officers and directors during the last two years to which we are a party except as follows:

During the three and nine month periods ended September 30, 2010, consulting fees of $96,842 (2009 - $22,132) and $250,723 (2009 – $63,017), fiscal years ended December 31, 2009 - $86,380 (2008 - $134,558), respectively were incurred to directors and officers of the Company and its subsidiary. The transactions were recorded at the exchange amount, being the value established and agreed to by the related parties.

Included in accounts payable - related party at September 30, 2010 is $19,493 (December 31, 2009 - $127,813) payable to an officer and director of the Company for consulting fees and various expenses incurred on behalf of the Company.

CURRENT OUTLOOK

General Economic Conditions

Current problems in credit markets and deteriorating global economic conditions have lead to a significant weakening of exchange traded commodity prices in recent months, including precious and base metal prices. Volatility in these markets has also been unusually high. It is difficult in these conditions to forecast metal prices and demand trends for products that we would produce if we had current mining operations. Credit market conditions have also increased the cost of obtaining capital and limited the availability of funds. Accordingly, management is reviewing the effects of the current conditions on our business.

It is anticipated that for the foreseeable future, we will rely on the equity markets to meet its financing need. We will also consider entering into joint venture arrangements to advance its projects.

Capital and Exploration Expenditures

We are reviewing our capital and exploration spending in light of current market conditions. As a result of our review, we may curtail a portion of our capital and exploration expenditures during 2010/2011.

We are currently concentrating our exploration activities in Brazil and examining data relating to the potential acquisition or joint venturing of additional mineral properties in either the exploration or development stage.

Plans for Next Twelve Months

The following Plan of Operation contains forward-looking statements that involve risks and uncertainties, as described below.  Our actual results could differ materially from those anticipated in these forward-looking statements.

During the next 12 months we intend to raise additional funds through equity offerings and/or debt borrowing to meet our administrative/general operating expenses and to conduct work on our exploration properties. There is, of course, no assurance that we will be able to do so and we do not have any agreements or arrangements with respect to any such financing.

Our exploration properties have not commenced commercial production and we have no history of earnings or cash flow from its operations. While we may attempt to generate additional working capital through the operation, development, sale or possible joint venture development of its property, there is no assurance that any such activity will generate funds that will be available for operations.

We will concentrate our exploration activities on the Front Range Gold project in Colorado and the Brazilian Tapajos properties and examine data relating to the potential acquisition or joint venturing of additional mineral properties in either the exploration or development stage in Brazil, United States, Canada and other South American countries. Additional employees will be hired on a consulting basis as required by the exploration properties.

Our exploration work program for the final quarter of 2010 and the year 2011 will focus on both the Brazilian properties and our Colorado property.  In Brazil we intend to follow up results from previous work on the Sao Domingo property which resulted in 130,000 ounces of mineralized material, by exploration of the geophysical anomaly west of the current mineralized area.  This work will entail surface mapping of geology, sampling of soils on a grid basis to delineate geochemical anomalies, stream sediment sampling, geophysical surveying and drilling.

We have set up a field operations centre at the Săo Domingos property and intend to continue to focus our exploration activities on anomalies associated with the Săo Domingos Property. We selected the Săo Domingos property based on its proximity to our other properties, and the logistics currently in place.  Access to the Săo Domingos property is by light aircraft to a well-maintained strip, by road along the government maintained Trans Garimpeiro highway, and by boat along the multitude of waterways in the Amazon Basin.

After reviewing the geology and grade continuity from 2006 drilling on the Mineralized material at the Sao Domingos- Fofoca project, we initiated further drilling during July 2007 to test target extensions of the current mineralized material as well as to infill current drilling to increase the confidence levels. The initial calculation resulted in a volume of mineralized material containing approximately 130,000 ounces of gold at 2.0 g/t using a cut off of 0.5 g/t.

A resource estimate has been completed, by a third party consultant, for the Fofoca target on the Săo Domingos Property located in Tapajos Gold Province in Brazil. The results were calculated in accordance with Guide 7code for reporting mineralized material.

Currently the mineralized material still remains open along strike in both directions and at depth. We will continue to evaluate the potential, and are confident that Fofoca could evolve along strike and link up with other noted targets further along strike

In 2010, we continued to follow up exploration results on the Fofoca area and plan to initiate further exploration programs on other areas of the Sao Domingos property.  It is anticipated that we will drill a series of holes within the Fofoca area for engineering and metallurgical test work as well as to test for depth extensions of the known mineralization.  Other exploration on the Săo Domingos property areas will involve further mapping of the outcrop geology and sampling soils and scree from shafts of previous workers in order to confirm lithologies and structural trends noted from drilling and published government maps.  Currently, four anomalous areas on the Sao Domingos property have been identified from soil and rock chip sampling, at Atacadao, Esmeril, Fofoca and Cachoeira, and we plan to conduct further investigation.

A recent discovery was made on the Atatcadau area and has been called Colibri.  Here artisanal miners uncovered an area of stock work mineralization that was subsequently sampled and returned some high-grade assays.  Further sampling of material that was exposed by artisanal activity around the Colibri occurrence was conducted.  Whilst monitoring the artisanal activity mapping and measurements of the structures and orientations of theoretical mineralization channels were conducted.  The results showed that there are possible correlations to the Atacadau mineralization noted from previous mapping and drilling.  We intend to cut trenches across the strike of the mineralizing structures to better understand the size both laterally and along strike.  We will then test the strike extent with geophysics in a similar manner as that conducted on the Fofoca area.

Exploration on the Săo Joăo, and the adjoining Comandante Araras properties is being managed by Samba Minerals Limited, who are earning up to an 80% interest in the properties by funding the exploration to a bankable feasibility exploration.

Together with our partner, Samba, we completed a ground geophysics program on the Săo Joăo property. The program targeted areas of known mineralization and covered the area along to the northeast to link up with other known mineralization.  Exploration results to date show that the area has a geophysical trend continuing on from the known mineralization.  During the geophysics program, other veins were noted and sampled and returned anomalous gold grades.  Together with Samba, in 2010, we intend to evaluate the geophysics and determine various targets to test the sub surface extent of the known mineralization, and to test the geophysical anomalies within the area.

We are not planning to do any exploration work on the British Columbia Kumealon limestone property in 2010 and will conduct preliminary exploration during 2011.

We are currently planning to update all permits with respect to the Front Range Property in Boulder Colorado; initiate appropriate exploration programs and, if warranted, schedule operations with a view to recommencing the production of gold concentrate.

DESCRIPTION OF OUR BUSINESS AND PROPERTY

We conduct our activities from our principal and technical office located at Coresco AG, Level 3, Gotthardstrasse 20, 6304 Zug, Switzerland The telephone number is (+41) 7887-96966.  These offices are provided to us on a month to month basis. We believe that these offices are adequate for our purposes.  We do not own any real property or significant assets.  Management believes that this space will meet our needs for the next 12 months.

Mining Properties

Our properties are located in (i) the Tapajos Region of Brazil and (ii) near the city of Boulder in Colorado USA.  In Brazil we have we have calculated a body of mineralized material to Guide 7 standards that equates to approximately 130,000 ounces of gold @ 2 grams per tonne.  This mineralized material is located on our Sao Domingo’s property.  The rest of our Brazil properties are in the preliminary exploration stage and do not contain any known bodies of ore.

Our strategy is to concentrate our efforts on: (i) existing operations where an infrastructure already exists; (ii) properties presently being developed and/or in advanced stages of exploration which have potential for additional discoveries; and (iii) grass-roots exploration opportunities. We are currently concentrating our property exploration activities in Brazil and Colorado a. We are also examining data relating to the potential acquisition of other exploration properties in Latin America, South America.

 Mineral exploration and development involves a high degree of risk and few properties that are explored are ultimately developed into producing mines.  There is no assurance that our planned production will result in a commercial success, as production is gold price and politically sensitive.  Once production has commenced we will be able to gauge the onward commercial viability of the project.   There is no assurance that our planned mineral exploration and development activities will result in any further discoveries of commercially viable bodies of mineralization. The long-term profitability of our operations will be, in part, directly related to the cost and success of our exploration programs, which may be affected by a number of factors.   Please refer to “Risk Factors.”

We currently have the Front Range Gold Project located near Boulder in the USA, an interest in three (3) projects located in Tapajos gold province in Para State, Brazil and one property located in British Columbia, Canada. We have conducted exploration activities on all our projects and have ranked the projects in order of merit and may discontinue such activities and dispose of some of the properties if further exploration work is not warranted.

Figure 1.	Brazil, South America-property locality guide

Properties

Brazil

Săo Domingos

Location and access

The Săo Domingos property lies in the Tapajos Province of Para State, Brazil It is situated approximately 250 km SE of Itaituba, the regional centre, and includes an area of over   33,033.44 ha.  Small aircraft service Itaituba daily and on this occasion flights were sourced via Manaus. Access from Itaituba to site is by small aircraft or unsealed road of average to poor quality. The road is subject to seasonal closures and as the visit was at the end of the ‘wet’ season site access was granted via light aircraft utilizing the local airstrip.

Tenure

a)	The project covers an area of 33,000 hectare DNPM Process 850.684/06:

Aurora has good title over the mineral rights object of the DNPM Process No. 850.684/06, which is valid and in force, free and clear of any judicial and extrajudicial encumbrances and taxes. Aurora is the sole registered and beneficial holder of and owns and possesses good title to the referred mineral rights. On September 13th 2006 Aurora submitted to DNPM one Exploration Claim for gold covering an area of 4914,18 ha in the Municipality of Itaituba, State of Pará. According to information obtained such claim was correctly prepared and the required documents are in place.

The above mentioned area is not related to any payments or royalties to third parties since they were claimed by Aurora directly.

b)	DNPM Process 850.782/05:

Aurora has good title over the mineral rights object of the DNPM Process Nos 850.782/05, which is valid and in force, free and clear of any judicial and extrajudicial encumbrances and taxes. On November 8th 2005 it was submitted to DNPM the Exploration Claim for gold in the Municipality of Itaituba, State of Pará. The Exploration Permit was granted on November 28th 2006 for a 3 (three) years period. The transfer to Aurora was approved on March 24th 2009 and on September 28th 2009 it was requested the renewal of the Exploration Permit but it hasn’t been analyzed by the DNPM yet.

This area was reduced from 6.756 ha to 5.651,98 ha due to the overlapping with Garimpeira (alluvial) Mining properties held by Mr. Celio Paranhos. However the DNPM´s general attorney in Brasilia agreed with Aurora’s legal thesis and nullified all applications filed by Mr. Paranhos (about to 1.900 applications).

The files are in Brasilia where a new area control survey is being done after which the tenement 850.782/2005 shall return to its original size, except for a small 100 ha area held by third parties with priority rights.

No payments or royalties are due regarding the DNPM Process 850.782/05 since it was acquired through a permutation agreement with Altoro Mineração Ltda.

c)	DNPM Process 850.400/07:

Aurora has good title over the mineral rights object of the DNPM Process Nos 850.400/07, which is valid and in force, free and clear of any judicial and extrajudicial encumbrances and taxes. It is located at the Municipality of Itaituba and Trairão, State of Pará. On June 8th 2007 it was submitted to DNPM the Exploration Claim for gold. The Exploration Permit was granted on July 09th 2008 for a 3 (three) years period covering an area of 9832,26 ha, and it is valid until July 09th 2011, renewable for three additional years.

The above mentioned area is not related to any payments or royalties to third parties since they were claimed by Aurora directly.

d)	DNPM Processes 850.012/06 and 850.013/06:

The tenements are held by Mr. Airton Mesquita Cardoso and were submitted to DNPM on January 19th 2006. The tenements and are located at Itaituba, state of Pará and are valid and in force, free and clear of any judicial and extrajudicial encumbrances and taxes, but the area was blocked since it is inside of a Garimpeira Reserve.

The transfer to Aurora will be submitted after the Exploration Permit is granted.

There are no payments or royalties related to the tenements according to the agreement entered into with the previous owner.

e)	DNPM Process 850.119/06:

Aurora has good title over the mineral rights object of the DNPM Process No. 850.119/06, which is valid and in force, free and clear of any judicial and extrajudicial encumbrances and taxes. Aurora is the sole registered and beneficial holder of and owns and possesses good title to the referred mineral rights. On March 7, 2006, Aurora submitted to DNPM one Exploration Claim for gold covering an area of 3531 ha in the Municipality of Itaituba, State of Pará. According to information obtained such claim was correctly prepared and the required documents are in place.

The above mentioned area is not related to any payments or royalties to third parties since they were claimed by Aurora directly.

f)	DNPM Process 859.587/95:

The tenement, which is held by Vera Lucia Lopes, is valid and in force, and is free and clear of any judicial and extrajudicial encumbrances and taxes. It is located at the Municipality of Itaituba, State of Pará. On November 27, 1995, it was submitted to DNPM the Exploration Claim for gold. The Exploration Permit was granted on September 15, 2006, for a three year period covering an area of 5000 ha, and it was valid until September 15, 2009. On July 15, 2009, it was requested the renewal of the Exploration Permit but it hasn’t been analyzed by the DNPM yet. The transfer to Aurora was submitted on November 23, 2006, but it hasn’t been approved yet.

There are no payments or royalties related to the tenements since all payments due under the terms of the agreement entered into with the previous owner have been already made.

Geology

The geology of the Săo Domingos property is predominantly composed of paleo-proterozoic Parauari Granites that play host to a number of gold deposits in the Tapajos Basin. Typical Granites of the younger Maloquinha Intrusive Suite have been noticed in the vicinity of Molly Gold Target, and basic rocks considered to be part of the mesoproterozoic Cachoeira Seca Intrusive Suite occur around the Esmeril target area.

The Săo Domingos property was a previous large alluvial operation, and the property area covers numerous areas of workings.

Săo Joăo – Samba Minerals farm in agreement

In May 2008 we signed an agreement with Samba Minerals Limited (“Samba”), which was subsequently amended in August 2008, whereby Samba can earn up to an 80% participating interest in the Săo Joăo project by funding exploration expenditures to completion of a feasibility study on the property. Upon completion of a feasibility study, we will immediately transfer an 80% participation interest in the property to Samba and enter into a formal joint venture agreement to govern the development and production of minerals from the property. Samba can terminate its participation by providing us 30 days notice in writing. Upon withdrawal from its participation, Samba would forfeit to us all of its rights in relation to the project and would be free of any and all payment commitments yet to be due. Samba will be the manager of the Săo Joăo project. A feasibility study has not been completed as of December 15, 2010 and thus no joint venture has been formed as of that date.

Location and access

The Sao Joao property is located in the central portion of the Southern Tapajos basin and is accessed by light aircraft from the regional centre of Itaituba.  Access is also possible by unsealed roads linking up to the Transgarimpeiro highway and by a purpose cut heavy vehicle access track linking Sao Joao to the exploration centre at the primary project at Sao Domingo.

Tenure - Săo Joăo Project - DNPM Processes 851.533/94 to 851.592/94 inclusive:

The company has good title over the mineral rights which were granted in 1994 and 2005 by the Brazilian National department of Mineral Production DNPM - Departamento Nacional de Produçăo Mineral, as DNPM Process numbers 851.533/94 to 851.592/94 and which are valid and in force, free and clear of any judicial and extrajudicial encumbrances and taxes. The Săo Joăo mineral rights are located at the Municipality of Itaituba, State of Pará, and are registered in the name of the previous holder since an Exploration Permit has not yet been granted. The Săo Joăo mineral rights comprise 60 Applications for Alluvial Mine of 50 hectares each which was presented to DNPM on May 16, 1994. On August 30, 2006 the previous holder of the Applications applied for the conversion of the Applications to Exploration Permits. When the conversion request is approved by the Authorities, the previous holder will be granted the Exploration Permit for an area of 3000 ha. The assignment of the Săo Joăo mineral rights to Aurora can only be done after the approval of the Applications and the actual granting of an Exploration Permit to the previous Holder.

Option Agreement

The Săo Joăo Option Agreement dated January 20, 2006 and amendments dated June 2, 2008 and December 2, 2008, allows us to perform geological surveys and assessment work necessary to ascertain the existence of possible mineral deposits which may be economically mined and to earn a 100% interest in the Săo Joăo property mineral rights. Under the terms of the Option Agreement and amendments, a total amount of USD $1,435,000 (one million four hundred and thirty five thousand dollars) is due by Aurora for the acquisition of the Săo Joăo mineral rights. The total option agreement payments for the mineral rights are structured as follows: April 12, 2006 – USD $20,000 (paid); September 12, 2006 – USD $25,000 (paid); September 12, 2007 – USD $60,000 (paid); June 25, 2008 - $100,000 (paid by Samba Minerals Limited as part of the agreement with them as discussed in the Săo Joăo – Samba Minerals farm in agreement above); December 5, 2008 – USD $40.000 (paid by Samba Minerals Limited as part of the agreement with them as discussed in the Săo Joăo – Samba Minerals farm in agreement above); January 15, 2009 – USD $30,000 (paid by Samba Minerals Limited as part of the agreement with them as discussed in the Săo Joăo – Samba Minerals farm in agreement above); February 15, 2009 – USD $30,000 (paid by Samba Minerals Limited as part of the agreement with them as discussed in the Săo Joăo – Samba Minerals farm in agreement above); April 30, 2009 to March 30, 2011 – USD $8,333.33 per month (April 30, 009 to December 31, 2009 paid by Samba Minerals Limited as part of the agreement with them as discussed in the Săo Joăo – Samba Minerals farm in agreement above); July 30, 2011 – USD $950,000. The vendor will have a 1.5% Net Smelter Royalty. The Royalty payment can be purchased at any time upon written notice to the vendor and payment in Reals (Brazilian currency) of the equivalent of USD $1,000,000. The option agreement can be terminated at any time upon written notice to the vendor and we will be free of any and all payment commitments yet to be due.

Geology

The prime targets for the Săo Joăo property are located around and on the intersection of regional NW and NNW faults within the Pararui Intrusive Suite and this area has been the focus of large-scale alluvial workings.  The Pararui Intrusive Suite has proven to host the vast majority of gold deposits elsewhere within the Tapajos Gold Province. We conducted a rock chip program over an area currently being excavated for gold in quartz systems via shallow underground workings.  The sample results have demonstrated that the quartz vein systems are highly mineralized and considered continuous for at least 200m.  We are confident that the quartz vein systems are much more extensive and are currently planning to increase the sample density of rock and soil sampling over, and adjacent to, the current workings to locate further mineralized vein systems, and to drill test their depth extensions in the near future.

Previous mining activity over a number of years focused on the alluvial deposits within its many tributaries, and has now progressed to include the saprolite host rock and out cropping quartz veins.

Comandante Araras - Samba Minerals farm in agreement

In May 2008 we signed an agreement with Samba, which was subsequently amended in August 2008, whereby Samba can earn up to an 80% participating interest in the Comandante Araras projects by funding exploration expenditures to completion of a feasibility study on the property. Upon completion of a feasibility study, we will immediately transfer an 80% participation interest to Samba and enter into a formal joint venture agreement to govern the development and production of minerals from the property. Samba can terminate its participation by providing us 30 days notice in writing. Upon withdrawal from its participation, Samba would forfeit to us all of its rights in relation to the project and would be free of any and all payment commitments yet to be due. Samba will be the manager of the Comandante Araras project. A feasibility study has not been completed as of December 15, 2010 and thus no joint venture has been formed as of that date.

Location and access

The Comandante Araras property is located in the central portion of the Southern Tapajos basin and is accessed by light aircraft from the regional centre of Itaituba.  The project adjoins the Săo Joăo project to the south east. Access is also possible by unsealed roads linking up to the Transgarimpeiro highway and by a purpose cut heavy vehicle access track linking Săo Joăo to the exploration centre at the primary project at Sao Domingo.

Tenure - Comandante Araras Project - DNPM Processes 853.785/93 to 853.839/93 inclusive:

We have good title over the mineral rights which were granted by the Brazilian Department of Mines (Departamento Nacional de Produçăo Mineral – “DNPM”) as DNPM Process numbers 853.785/93 to 853.839/93 and which are valid and in force, free and clear of any judicial and extrajudicial encumbrances and taxes. The Comandante Araras mineral rights are located at the Municipality of Itaituba, State of Pará, and are registered in the name of the previous holder since an Exploration Permit has not yet been granted. The Comandante Arara mineral rights comprise 55 Applications for Alluvial Mine of 50 hectares each and the Applications for the rights were presented to DNPM on October 5, 1993. The conversion to Exploration Permits has not been applied for yet. The assignment of the Comandante Araras mineral rights to Aurora can only be done after the approval for the conversion of the Applications and the actual granting of an Exploration Permit to the previous Holder.

Option Agreement

The Comandante Araras Option Agreement dated July 2, 2007, and amendments dated June 2, 2008, November 10, 2008, and September 18, 2009, allows us to perform geological surveys and assessment work necessary to ascertain the existence of possible mineral deposits which may be economically mined and to earn a 100% interest in the Comandante Araras property mineral rights via structured cash payments. The total option agreement payments for the mineral rights are structured as follows: November 1, 2006 R$20,000 (paid); November 15, 2006 – R$40,000 (paid); December 15, 2006 R$40,000 (paid); May 18, 2007 - R$15,000 (paid); May 29, 2007 – R$50,000 (paid); June 25, 2008 – USD $80,000 (paid by Samba Minerals Limited as part of the agreement with them as discussed in the Comandante Araras - Samba Minerals farm in agreement above); November 30, 2008 – USD $20,000 or 100,000 shares of Samba Minerals Limited at a deemed issue price of $0.20 per Samba share (paid by Samba Minerals Limited as part of the agreement with them as discussed in the Comandante Araras - Samba Minerals farm in agreement above); November 30, 2008 – 400,000 shares of Samba Minerals Limited at a deemed issue price of $0.20 per Samba share (to be issued by Samba when the Exploration Permit is granted and transferred to Aurora). The vendor will have a 1.5% Net Smelter Royalty. The Royalty payment can be purchased at any time upon written notice to the vendor and payment in Reals (Brazilian currency) of the equivalent of USD $1,000,000. The option agreement can be terminated at any time upon written notice to the vendor and we will be free of any and all payment commitments yet to be due.

Geology

The geology of the Comandante Araras property is dominated by two regional faults in the Parauari granite that strike North west in the northern half of the property and South east in the southern part of the property.  The project was selected based on the potential trends of mineralization striking towards Comandante Araras from the Săo Joăo project.

British Columbia, Canada

Kumealon

Location and access

In February 1999, we acquired, by staking, a high grade limestone property three (3) square kilometers (741 acres) located on the north shore of Kumealon Inlet, 54 kilometers south-southeast of Prince Rupert, British Columbia, Canada.

This property is highlighted by consistence of purity and whiteness of the limestone zone outcropping along the southwest shore of Kumealon Lagoon. The zone is comprised mostly of white, recrystallized, fine to course grained limestone, striking 150 degrees and can be traced for at least 1200 meters. The zone is estimated to have an average stratigraphic thickness of 180 meters. Chip samples taken across the zone averaged 55.06% CaO, 2.11% insolubles and 43.51% ignition loss. This property has no known reserves.

We have conducted only preliminary exploration activities on these properties. None of the foregoing properties contain any known reserves.

Boulder Colorado, USA

The Front Range Gold JV property

By Agreement dated June 15, 2010 we completed our acquisition of:

o
Global Minerals Ltd. 50% participating interest in the joint venture agreement dated December 18, 2002 between Consolidated Global Minerals Ltd. and the property owners of the Front Range Gold JV property;

o	the Front Range Gold property assets of Mount Royale Ventures, LLC., which include a permitted mill and mining equipment; and,

o	a 50% equity interest in the Black Cloud Mine Claim Group, tenements located within the Front Range Gold property.

The total consideration paid to Global Minerals Ltd. consisted of $600,000 cash and the issuance of five million (5,000,0000) restricted shares of our common stock.

Tenure and Geology

The Front Range Gold JV property is located about 16 km west of the city of Boulder Colorado, USA, and consists of 85 patented and 21 unpatented lode claims, totaling approximately 480 acres (about 3/4 square mile). The property lies in the Gold Hill Mining District of Boulder County, and includes eighteen past producing mines.

Currently, there are no known reserves on the property and there is no assurance that we will be able to recommence any mining operations.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table and text set forth the names and ages of all directors and executive officers of our company as of December 15, 2010. All of the directors will serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. There are no family relationships between or among the directors, executive officers or persons nominated or charged by our company to become directors or executive officers. Executive officers serve at the discretion of the Board of Directors, and are appointed to serve by the Board of Directors. Also provided herein are brief descriptions of the business experience of each director and executive officer during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

Our Board of Directors currently consists of three members. Directors serve for a term of one year and stand for election at our annual meeting of stockholders. Pursuant to our Bylaws, any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled by the stockholders or by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. A director elected to fill a vacancy shall hold office only until the next election of directors by the stockholders. If there are no remaining directors, the vacancy shall be filled by the stockholders.

Name and Address	Age and Position

Lars M. Pearl Hofnerstrasse 13 6314 Unterageri, Switzerland	Age 49, President, CEO and Director since April 27, 2007.

Michael E Montgomery 100 Lewis Street Lamington,Western Australia, 6430 Australia	Age 45, Director since April 27, 2007.

Agustin Gomez de Segura c.Kerria 32, 3A Alcobendas Soto de la Moraleja E-28109, Madrid, Spain	Age 56, Director since November 15, 2010.

The following is a description of the employment history for each of our directors and officers for the last five years:

Lars Pearl, 49, President, Director and Chief Executive Officer of Cigma Metals Corporation (2004 to 2008); Mr. Pearl has been self employed as a geological consultant from 1993 to 2004.  Mr. Pearl has spent over 10 years as a geological consultant to projects in Australia, Tanzania, Russia, Kazakhstan, Peru, Colombia and Ecuador.  During the last 5 years Mr. Pearl was acting as a consultant geologist to various companies, including Aurora Gold Corporation, Cigma Metals Corporation, Carnavale Resources Ltd and De Beira Goldfeilds in Australia, Brazil, Peru, Ecuador and Tanzania before joining the board of Aurora Gold Corporation in April 2007.  Mr. Pearl devotes approximately 80% of his time dealing with the affairs of Aurora Gold.  Mr. Pearl received a Bachelor of Applied Geology degree from the University of Technology, Sydney Australia in 1993.   Mr. Pearl’s extensive experience, training and education as a geologist and his experience with other resources exploration companies make him particularly qualified to serve as our director.

Michael Montgomery, 45, has been the Senior Geologist with Kalgoorlie Consolidated Gold Mines from February 2006 to present; he served as the Senior Mine Geologist with Gold Fields Australia Ltd. from July 2004 to February 2006; he was a contract Senior Geologist with Haoma Mining (April to July 2004); he was a senior Mine Geologist with Mount Gibson Mining (October 2003 to April 2004); he was a senior Mine Geologist with Consolidated Minerals (May 2001 to October 2004). Mr. Montgomery was a geological consultant to various resource companies from 1989 to 2001, including, but not limited to De Beira Goldfields, Ethan Minerals, Ridgeback Holdings, Condor Resources, Sunward Resources, Augustus Minerals, Windy Knob Resources, Auplata, Heemskirk Resources. Mr. Montgomery was appointed to the Board on April 27, 2007 in order to fill the vacancy created by the resignation of Antonino Cacace as a director. Mr. Montgomery received a Bachelor of Applied Geology degree from the University of Technology, Sydney Australia in 1993.  Mr. Montgomery’s extensive experience, training and education as a geologist and his experience with other resources exploration companies make him particularly qualified to serve as our director.

Agustin Gomez de Segura, 56 was awarded a Diploma in Engineering in Physical Chemistry from the Moscow Technological University "MISA" (former Moscow Institute for Steel and Alloys). Mr. Gomez de Segura also completed 4 years of a Doctorate in Metal's Physics at Moscow Technological University. Mr. Gomez de Segura has had several senior roles in publicly listed companies. Mr. Gomez de Segura's positions both past and present include: Director for Labtam Information & Scientific Instruments (Australia) from 1983 till 1990. He was the Chairman of Advisory Board of Alina Bank (Russia) from 1994 till 1997. Mr. de Segura’s extensive scientific experience, training and education and his overall business experience make him particularly qualified to serve as our director.

There are no family relationships between any of the directors or executive officers.

Consideration of Director Nominees

Director Qualifications

We believe that our Board, to the extent that our limited resources permit, should encompass a diverse range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the Company's operations and interests. Each director also is expected to: exhibit high standards of integrity, commitment and independence of thought and judgment; use his or her skills and experiences to provide independent oversight to our business; participate in a constructive and collegial manner; be willing to devote sufficient time to carrying out their duties and responsibilities effectively; devote the time and effort necessary to learn our business; and, represent the long-term interests of all shareholders.

The Board has determined that the Board of Directors as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of our affairs. The Board believes it should be comprised of persons with skills in areas such as: finance; real estate; banking; strategic planning; human resources and diversity; leadership of business organizations; and legal matters. The Board may also consider in its assessment of the Board's diversity, in its broadest sense, reflecting, but not limited to, age, geography, gender and ethnicity.

In addition to the targeted skill areas, the Board looks for a strong record of achievement in key knowledge areas that it believes are critical for directors to add value to the Board, including:

☐	Strategy—knowledge of our business model, the formulation of corporate strategies, knowledge of key competitors and markets;

☐	Leadership—skills in coaching and working with senior executives and the ability to assist the Chief Executive Officer;

☐	Organizational Issues—understanding of strategy implementation, change management processes, group effectiveness and organizational design;

☐	Relationships—understanding how to interact with investors, accountants, attorneys, management companies, analysts, and communities in which we operate;

☐	Functional—understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues, information technology and marketing; and

☐	Ethics—the ability to identify and raise key ethical issues concerning our activities and those of senior management as they affect the business community and society.

Nomination Procedures.

We have no nominating committee, and all nominating functions are handled directly by the full Board of Directors, which the Board believes is the most effective and efficient approach, based on the size of the Board and our current and anticipated operations and needs. As outlined above in selecting a qualified nominee, the Board considers such factors as it deems appropriate which may include: the current composition of the Board; the range of talents of the nominee that would best complement those already represented on the Board; the extent to which the nominee would diversify the Board; the nominee's standards of integrity, commitment and independence of thought and judgment; and the need for specialized expertise.

The Board and Board Meetings

Our Board of directors consists of three members. Directors serve for a term of one year and stand for election at our annual meeting of stockholders. Pursuant to our Bylaws, any vacancy occurring in the Board of directors, including a vacancy created by an increase in the number of directors, may be filled by the stockholders or by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of directors. A director elected to fill a vacancy shall hold office only until the next election of directors by the stockholders. If there are no remaining directors, the vacancy shall be filled by the stockholders.

At a meeting of stockholders, any director or the entire Board of directors may be removed, with or without cause, provided the notice of the meeting states that one of the purposes of the meeting is the removal of the director. A director may be removed only if the number of votes cast to remove him exceeds the number of votes cast against removal.

Our Board of Directors and management are committed to responsible corporate governance to ensure that the Company is managed for the long-term benefit of its shareholders. To that end, the Board of Directors and management periodically review and update, as appropriate, our corporate governance policies and practices. In doing so, the Board and management review published guidelines and recommendations of institutional shareholder organizations and current best practices of similarly situated public companies. The Board of Directors and management also regularly evaluate and, when appropriate, will revise our corporate governance policies and practices in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and listing standards issued by the SEC.

During the nine months ended September 30, 2010 and the fiscal year ended December 31, 2009, the Board held a total of seven (7) meetings.  All members of the Board attended all meetings of the Board.

Committees

We have no committees of the Board of Directors.

Legal Proceedings

During the past ten years none of our directors, executive officers, promoters or control persons has been:

o
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

o	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

o
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

o	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law;

o	the subject of any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

☐	Any Federal or State securities or commodities law or regulation; or

☐
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

☐	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity.

o
any federal or state judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws and regulations, or any settlement to such actions (excluding settlements between private parties); and

o	any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization.

CODE OF ETHICS

We have adopted a Code of Ethics that applies to all of our officers, directors and employees, including its Chief Financial Officer and Chief Executive Officer, which complies with the requirements of the Sarbanes-Oxley Act of 2002 and applicable Financial Industry Regulatory Authority (“FINRA”) listing standards. Accordingly, the Code of Ethics is designed to deter wrongdoing, and to promote, among other things, honest and ethical conduct, full, timely, accurate and clear public disclosures, compliance with all applicable laws, rules and regulations, the prompt internal reporting of violations of the Code of Ethics, and accountability.

CORPORATE GOVERNANCE

We have adopted Corporate Governance Guidelines applicable to its Board of Directors.

Board Leadership Structure

We currently have only one executive officer and three directors. Our Board of Directors has reviewed the Company’s current Board leadership structure — which consists of a Chief Executive Officer and no Chairman of the Board— in light of the composition of the Board, the Company’s size, the nature of the Company’s business, the regulatory framework under which the Company operates, the Company’s stockholder base, the Company’s peer group and other relevant factors, and has determined that this structure is currently the most appropriate Board leadership structure for our company. Nevertheless, the Board intends to carefully evaluate from time to time whether our Chief Executive Officer and Chairman positions should be combined based on what the Board believes is best for us and our stockholders.

Board Role in Risk Oversight

Risk is inherent in every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including strategic risks, enterprise risks, financial risks, and regulatory risks. While our management is responsible for day to day management of various risks we face, the Board of Directors, as a whole, is responsible for evaluating our exposure to risk and to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board reviews and discusses policies with respect to risk assessment and risk management. The Board also has oversight responsibility with respect to the integrity of the Company’s financial reporting process and systems of internal control regarding finance and accounting, as well as its financial statements.

Director Independence

Our securities are not listed on a U.S. securities exchange and, therefore, we are not subject to the corporate governance requirements of any such exchange, including those related to the independence of directors. However, at this time, after considering all of the relevant facts and circumstances, our Board of Directors has determined that Mr. Gomez de Segura is independent from our management and does qualify as “independent director” under the standards of independence under the applicable FINRA listing standards.   Upon our listing on any national securities exchange or any inter-dealer quotation system, it will elect such independent directors as is necessary under the rules of any such securities exchange.

Certain Relationships

There are no family relationships among or between any of our officers and directors.

Our proposed business raises potential conflicts of interests between certain of our officers and directors and us. Certain of our directors are directors of other mineral resource companies and, to the extent that such other companies may participate in ventures in which we may participate, our directors may have a conflict of interest in negotiating and concluding terms regarding the extent of such participation.  In the event that such a conflict of interest arises at a meeting of our directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms.  In appropriate cases, we will establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict.  From time to time, several companies may participate in the acquisition, exploration and development of natural resource properties thereby allowing for their participation in larger programs, involvement in a greater number of programs and reduction of the financial exposure with respect to any one program.  It may also occur that a particular company will assign all or a portion of its interest in a particular program to another of these companies due to the financial position of the company making the assignment.

In determining whether we will participate in a particular program and the interest therein to be acquired by it, the directors will primarily consider the potential benefits to us, the degree of risk to which we may be exposed and its financial position at that time.  Other than as indicated, we have no other procedures or mechanisms to deal with conflicts of interest.  We are not aware of the existence of any conflict of interest as described herein.

Compensation of Directors

Our Board of Directors determines the non-employee directors’ compensation for serving on the Board and its committees. In establishing director compensation, the Board is guided by the following goals:

Compensation should consist of a combination of cash and equity awards that are designed to fairly pay the directors for work required for a company of our size and scope;

Compensation should align the directors’ interests with the long-term interests of stockholders; and

Compensation should assist with attracting and retaining qualified directors.

We do not pay director compensation to directors who are also employees. All non-employee directors are paid a director’s fee in the amount of $2,500 per quarter. Directors are entitled to participate in, and have been issued options under, our 2006 Stock Plan. We also reimburse directors for any actual expenses incurred to attend meetings of the Board.

The following table reports all compensation we paid to non-employee directors during the fiscal year ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010:

	Nine months ended	Year ended	Year ended	Year ended
	September 30	December 31	December 31	December 31
Name	2010	2009	2008	2007
Michael Montgomery	0	0	0	$30,582

During the nine months ended September 30, 2010 and the subsequent period to December 15, 2010 and the fiscal years 2009 and 2008 we paid no fees (2007-$30,582) to our non employee directors. The transactions were recorded at the exchange amount, being the value established and agreed to by the related parties.

 Standard Arrangements

We do not pay a fee to our outside, non-officer directors. We reimburse our directors for reasonable expenses incurred by them in attending meetings of the Board of Directors. During the years ended December 31, 2007, 2008 and 2009 and the subsequent period to December 15, 2010, we paid non-officer directors $30,582, $0, $0 and $0, respectively, in consulting fees.

EXECUTIVE COMPENSATION

The responsibility for establishing, administering and interpreting our policies governing the compensation and benefits for our executive officers lies with our Board of Directors. In this connection the Board has not retained the services of any compensation consultants.

The goals of our executive compensation program are to attract, motivate and retain individuals with the skills and qualities necessary to support and develop our business within the framework of our small size and available resources. In 2009, we designed our executive compensation program to achieve the following objectives:

●	attract and retain executives experienced in the resource exploration industry;

●	motivate and reward executives whose experience and skills are necessary to our ultimate success;

●	reward performance as warranted; and

●	align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value.

Summary Compensation Table

The following table summarizes the compensation earned by the Named Executive Officers during the nine months ended September 30, 2010 and the fiscal years ended December 31, 2009, and 2008:

Name and principal position (a)	Year December 31, (b)	Salary ($) (c)	Bonus ($) (d)	Stock awards ($) (e)	Option awards ($) (f)	Non-equity incentive plan compensation ($) (g)	Non-qualified deferred compensation earnings ($) (h)	All other compensation ($) (i)	Total ($) (j)
Lars M. Pearl	2010 (1)	143,632	-0-	-0-	-0-	-0-	-0-	-0-	143,959
President, CEO and	2009	86,380	-0-	-0-	-0-	-0-	-0-	-0-	86,380
Director	2008	75,108	-0-	-0-	-0-	-0-	-0-	-0-	75,108
							-
Michael Montgomery	2010 (1)	107,091	-0-	-0-	-0-	-0-	-0-	-0-	107,477
COO and Director	2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2008	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Note 1. For the nine month period ended September 30, 2010.

None of our officers or directors is a party to an employment agreement with us.  Our entire Board of Directors sets the current year compensation levels of each of the above named Executive Officers.  Effective January 1, 2010, Mr. Pearls’ annual salary is $191,945 payable in monthly installments of approximately $15,995. Effective March 1, 2010, Mr. Montgomery’s annual salary is $184,248 payable in monthly installments of approximately $15,354.

Options/SAR Grants Table

In 2007, our Board of Directors approved the 2007 Stock Option Plan (the “Plan”) which was subsequently approved by our shareholders in July 2007, to offer an incentive to obtain services of key employees, directors and consultants of the Company. The Plan provides for the reservation for awards of an aggregate of 10% of the total shares of Common Stock outstanding from time to time. No Plan participant may receive stock options exercisable for more than 2,500,000 shares of Common Stock in any one calendar year.  Under the Plan, the exercise price of an incentive stock option must be at least equal to 100% of the fair market value of the common stock on the date of grant (110% of fair market value in the case of options granted to employees who hold more than 10% of our capital stock on the date of grant).  The term of stock options granted under the Plan is not to exceed ten years and the stock options vest immediately upon granting.

We awarded no stock purchase options, or any other rights, to any of our directors or officers during the nine months ended September 30, 2010 and the years ended December 31, 2009 and 2008.

On August 6, 2007, we awarded 2,300,000 stock purchase options to directors, officers and employees with an exercise price of $0.26 per share. The term of these options is five years. The options are exercisable at any time from the grant date up to and including the 6th day of August 2012. The aggregate fair value of these options at the date of grant of $424,295 was estimated using the Black-Scholes option pricing model and was expensed in full on the date of grant as the options were immediately fully vested.

The following is a summary of stock option activity for the nine month period ended September 30, 2010 and the status of stock options outstanding and exercisable at September 30, 2010:

	Shares	Exercise price	Remaining Contractual Life (yrs) 9/30/2010	Aggregate Intrinsic value at 9/30/2010
Outstanding and exercisable at December 31, 2009 and 2008	2,300,000	$0.26		$-
Forfeited	600,000	-	-	-
Outstanding and exercisable at September 30, 2010	1,700,000	$0.26	1.85	$204,000

The aggregate intrinsic value in the table above represents the total pretax intrinsic value for all “in-the-money” options (i.e., the difference between the closing stock price of our common stock on September 30, 2010 and the exercise price, multiplied by the number of shares) that would have been received by the option holders had all option holders exercised their options on September 30, 2010.

The following is a summary of stock option granted and the status of stock options outstanding and exercisable at September 30, 2010:

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Shares That Have Not Vested ($)
Michael Montgomery	500,000	-0-	-0-	$0.26 per share	August 6, 2012	-0-	-0-	-0-	-0-
Lars Pearl	1,000,000	-0-	-0-	$0.26 per share	August 6, 2012	-0-	-0-	-0-	-0-
Cameron Richardson	200,000	-0-	-0-	$0.26 per share	August 6, 2012	-0-	-0-	-0-	-0-

Total	1,700,000	-0-	-0-			-0-	-0-	-0-	-0-

*Not applicable.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Value Table

At December 15, 2010 we had 1,700,000 (December 31, 2008 and 2009 - 2,300,000) stock purchase options outstanding.

At no time during the last completed fiscal year did we, while a reporting company pursuant to Section 13(a) of 15(d) of the Exchange Act, adjust or amend the exercise price of the stock options or SARs previously awarded to any of the named executive officers, whether through amendment, cancellation or replacement grants, or any other means.

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers may receive stock options at the discretion of our board of directors.  We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

Compensation of Directors

We reimburse our directors for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors.  Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director.  No director received and/or accrued any compensation for their services as a director, including committee participation and/or special assignments, or incurred in connection with attending board meetings in the years ended December 31, 2009 and 2008.

Employment Contracts

During the nine month period ended September 30, 2010, consulting fees of $250,723 (year ended December 31, 2009 - $86,380; year ended December 31, 2008 - $134,558) were paid to directors and officers of the Company and its subsidiary.  The transactions were recorded at the exchange amount, being the value established and agreed to by the related parties.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.  Our directors and executive officers may receive stock options at the discretion of our board of directors.  We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 15, 2010 by (i) each person who is known by us to own beneficially more than five percent (5%) of our outstanding common stock; (ii) each of the our directors and officers; and (iii) all of our directors and officers as a group.  As at December 15, 2010, 88,703,868 shares of our common stock were issued and outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner		Percentage of Class
Global Minerals Ltd Ste 308, 837 West Hastings Street Vancouver, B.C., Canada V6N 3N6	5,000,000		5.6%
Officers and Directors
Agustin Gomez de Segura c.Kerria 32, 3A Alcobendas Soto de la Moraleja, E-28109, Madrid, Spain	-		*
Michael E Montgomery 100 Lewis Street Lamington, Western Australia, 6430 Australia	500,000	(1)	*
Lars M. Pearl Hofnerstrasse 13 6314 Unterageri, Switzerland	2,488,533	(3)	2.8%
Officers and directors (2 persons)	2,988,533		3.3%

(1)           Includes 500,000 stock purchase options awarded on August 6, 2007. The stock purchase options are exercisable at $0.26 per share and have a term of five years. The options are exercisable at any time from the grant date up to and including the 6th day of August 2012.

(2)           Includes 1,000,000 stock purchase options awarded on August 6, 2007. The stock purchase options are exercisable at $0.26 per share and have a term of five years. The options are exercisable at any time from the grant date up to and including the 6th day of August 2012.

*	less than 1%

Changes in Control

There were no arrangements during the last completed fiscal year or subsequent period to December 15, 2010 which would result in a change in control. We do not believe that the issuance by us of an aggregate of 33,485,346 shares between December 29, 2007 and December 15, 2010 have resulted in a change of control.

No securities were authorized for issuance under equity compensation plans.

Transactions With Related Persons, Promoters and Certain Control Persons

Certain Relationships

Our proposed business raises potential conflicts of interests between certain of our officers and directors and us. Certain of our directors are directors of other mineral resource companies and, to the extent that such other companies may participate in ventures in which we may participate, our directors may have a conflict of interest in negotiating and concluding terms regarding the extent of such participation.  In the event that such a conflict of interest arises at a meeting of our directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms.  In appropriate cases, we will establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict.  From time to time, several companies may participate in the acquisition, exploration and development of natural resource properties thereby allowing for their participation in larger programs, involvement in a greater number of programs and reduction of the financial exposure with respect to any one program.  It may also occur that a particular company will assign all or a portion of its interest in a particular program to another of these companies due to the financial position of the company making the assignment.

In determining whether we will participate in a particular program and the interest therein to be acquired by it, the directors will primarily consider the potential benefits to us, the degree of risk to which we may be exposed and its financial position at that time.  Other than as indicated, we have no other procedures or mechanisms to deal with conflicts of interest.  We are not aware of the existence of any conflict of interest as described herein.

Transactions with Related Persons

Other than as disclosed below, during the nine months ended September 30, 2010 and the fiscal years ended December 31, 2009 and 2008, none of our current directors, officers or principal shareholders, nor any family member of the foregoing, nor, to the best of our information and belief, any of our former directors, senior officers or principal shareholders, nor any family member of such former directors, officers or principal shareholders, has or had any material interest, direct or indirect, in any transaction, or in any proposed transaction which has materially affected or will materially affect us.

There have been no transactions or proposed transactions with officers and directors during the last two years to which we are a party except as follows:

In December 2008, 1,488,533 common shares were issued at $0.06 per share to settle debts of $14,204 and pay $75,108 in consulting fees.  The shares were issued to Lars Pearl, a director who resides outside the United States of America (in accordance with the exemption from registration requirements afforded by Regulation S as promulgated thereunder).

In June 2008, 250,000 common shares were issued at $0.10 per share in payment of a finder’s fee. The shares were issued to Hans Biener, a director of our subsidiary who resides outside the United States of America (in accordance with the exemption from registration requirements afforded by Regulation S as promulgated thereunder).

During the nine month period ended September 30, 2010, consulting fees of $250,723 (year ended December 31, 2009 - $86,380; year ended December 31, 2008 - $134,558) were paid to directors and officers of the Company and its subsidiary.  The transactions were recorded at the exchange amount, being the value established and agreed to by the related parties.

THE OFFERING AND PLAN OF DISTRIBUTION

We are offering up to 10,000,000 Units at a purchase price of $0.30 per Unit ($3,000,000 in the aggregate). Each Unit consists of (i) one (1) Unit Share and (ii) one Series A Warrant. Each Series A Warrant entitles the holder to purchase one Warrant Share at a price of $0.40 per Warrant Share for a period one (1) years commencing on April 1, 2011 and continuing through March 31, 2012.

We are offering the Units directly to the public through our Chief Executive Officer and President on a “best efforts, no minimum,” basis. This means that:

•	we have no requirement to sell any specific number of Units;

•
we will not return any funds received from investors in the event that we do not sell all of the securities being offered or if the funds received are insufficient for the purposes set forth herein; and

•	we will not deposit the proceeds from this offering in an escrow, trust or similar account.

Accordingly, the proceeds from this offering will be immediately available to us for our use.

Offering Price

The offering price of $0.30 per Unit was arbitrarily determined by us and does not bear any significant relationship to our assets and is not necessarily reflective of the inherent or current, potential market or resale value, of our shares. Please refer to “DETERMINATION OF OFFERING PRICE.”

Number of Shares Outstanding

There were 88,703,868 shares of our common stock issued and outstanding at December 15, 2010. If all of the offered Units are sold, and without giving effect to the exercise of outstanding options or the Series A Warrants there will be 98,703,868 shares issued and outstanding.

Duration of Offering

The Offering will terminate 180 days from the date of this Prospectus.  We have the right to extend the Offering, without notice, for an additional 90 days.

In order to buy our shares, you must complete and execute the subscription agreement accompanying this Prospectus and make payment of the purchase price for each Unit purchased either in cash, by check payable to the order of the order of “Aurora Gold Corporation.” or by wire transfer pursuant to instruction from us.

Solicitation for purchase of the Units will be made only by means of this Prospectus and communications with Mr. Lars, our Chief Executive Officer and Director, who:

•	will not receive any commission in connection with the sale of any Securities registered in this offering;

•	is not and has not been associated persons of a broker dealer within the preceding 12 months;

•	does not participate in selling an offering of securities for any issuer more than once every12 months;

•	has not been subject to any statutory disqualification as defined in section 3(a)(39) of the Securities Exchange Act; and

•	intends to primarily perform, at the end of this offering, substantial duties on behalf of the issuer otherwise than in connection with transactions in securities.

As a result, Mr. Lars will not register as a broker-dealer with the Securities and Exchange Commission pursuant to Section 15 of the Securities Act in reliance of Rule 3a4-1 of the Exchange Act which sets forth the above mentioned conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed a broker-dealer.

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for the Units will be accepted or rejected within 48 hours after we receive them.

How To Invest

Subscriptions for purchase of Units offered by this Prospectus can be made by completing, signing and delivering to us, the following:

•	an executed copy of the Subscription Agreement; and

•	a check payable to the order of “Aurora Gold Corp. in an aggregate amount equal to $0.30 multiplied by the number of Units you want to purchase.

Resale of our Shares

There is presently only a limited public market for our shares of common stock on the OTCQB. Please refer to “MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS” and “RISK FACTORS.”

DESCRIPTION OF OUR SECURITIES

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share. As of December 15, 2010 we had 88,703,868 shares of common stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefore. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably, our net assets available after the payment of all liabilities.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of our common stock are, and the shares offered in this offering will be, when issued and paid for, duly authorized, validly issued, fully paid and nonassessable.

Dividends

We have not declared any cash dividends to date. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and our financial condition, as well as other relevant factors. There are no restrictions in our Certificate of Incorporation or By-laws that restrict us from declaring dividends.

Shares Eligible for Future Sale

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

Sale of Restricted Shares

Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act.

On December 15, 2010 we had outstanding 88,703,868 shares of common stock. Of these shares, 79,903,324 are freely tradable by persons other than our affiliates, without restriction under the Securities Act; and 8,800,544 shares are restricted securities within the meaning of Rule 144 under the Securities Act and may not be sold unless an exemption from the registration requirements of the Securities Act is available (including 144).

Rule 144

Pursuant to Rule 144 as in effect on the date of this Prospectus a person who has beneficially owned restricted shares of our common stock for at least nine months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Sales under Rule 144 by Affiliates

Persons who have beneficially owned restricted shares of our common stock for at least nine months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

o	1% of the number of shares of common stock then outstanding, which equal 887,039 shares as of September 30, 2010;

o
or the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale, provided that the common stock is listed on a national securities exchange or on The NASDAQ Stock Market.

Sales under Rule 144 by our affiliates are further limited under Rule 144, including the provisions thereof relating to the manner of sale, notice requirements and availability of current public information about us.

Sales Pursuant to Rule 144 by Non-Affiliates

Under Rule 144, a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted ordinary shares proposed to be sold for at least nine (6) months, including the holding period of any prior owner other than an affiliate, is entitled to sell their ordinary shares without complying with the manner of sale and volume limitation or notice provisions of Rule 144. We must be current in our public reporting if the non-affiliate is seeking to sell under Rule 144 after holding his ordinary shares between 6 months and one year. After one year, non-affiliates do not have to comply with any other Rule 144 requirements.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, to their promoters or affiliates despite technical compliance with the requirements of Rule 144. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

o	The issuer of the securities that was formerly a shell company has ceased to be a shell company;

o	The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

o
The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

o	At least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As we are not a shell company, our restricted shares will be able to be resold pursuant to Rule 144 as described above after we become subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. In addition, the shares registered for resale by the Selling Stockholders may be sold without restriction pursuant to this Prospectus.

Legal Proceedings

Although we are not party to nor are we aware of any pending lawsuit, litigation or proceeding, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.

We are currently not aware of any other legal proceedings or claims that we believe will have, individually, or in the aggregate, a material adverse affect on our business, financial condition or operating results.

Disclosure Of Commission Position On Indemnification For Securities Act Liabilities

We believe that the indemnification provisions of our Articles of Incorporation and Bylaws will be useful to attract and retain qualified persons as directors and officers. Our Articles of Incorporation limit the liability of directors and officers to the fullest extent permitted by Delaware law. This is intended to allow our directors and officers the benefit of Nevada's corporation law which provides that directors and officers of Delaware corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under circumstances which involve acts or omissions which involve intentional misconduct, fraud or a knowing violation of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

 In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us  by Sierchio & Company LLP, 430 Park Avenue, 7th  Floor, New York, New York 10022.

EXPERTS

Our consolidated financial statements at December 31, 2009 and 2008 and for the years then ended, appearing herein have been audited by Peterson Sullivan, LLP, an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in, and we have not had any disagreements with our accountants with respect to, our accounting and financial disclosure.

Additional Information

We file current, quarterly and annual reports with the SEC on forms 8-K, 10-Q and 10-K. Our filings may be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereto.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Index to Consolidated Financial Statements – September 30, 2010 and 2009 (unaudited)

Consolidated Balance Sheets September 30, 2010 (unaudited) and December 31, 2009	F-1

Consolidated Statements of Operations (unaudited) Three and nine months ended September 30, 2010 and 2009; and for the period from October 10, 1995 (Inception) to September 30, 2010	F-2

Consolidated Statements of Cash Flows (unaudited) Three and nine months ended September 30, 2010 and 2009 and for the period from October 10, 1995 (Inception) to September 30, 2010	F-3

Notes to Consolidated Financial Statements (unaudited)	F-4 – F-10

Index to Consolidated Financial Statements – December 31, 2009 and 2008 (audited)
Report of Independent Registered Public Accounting Firm	F-11

Consolidated Balance Sheets December 31, 2009 and 2008	F-12

Consolidated Statements of Operations Years Ended December 31, 2009 and 2008 and for the period from October 10, 1995 (inception) to December 31, 2009	F-13

Consolidated Statements of Stockholders’ Equity (Deficiency) and Comprehensive Income (Loss) for the period from October 10, 1995 (inception) to December 31, 2009	F-14

Consolidated Statements of Cash Flows Years Ended December 31, 2009 and 2008and for the period from October 10, 1995 (inception) to December 31, 2009	F-21

Notes to Consolidated Financial Statements Years Ended December 31, 2009 and 2008	F-22 – F32

AURORA GOLD CORPORATION (An exploration stage enterprise) Consolidated Balance Sheets September 30, 2010 and December 31, 2009
(Expressed in U.S. Dollars)	September 30	December 31
(unaudited)	2010	2009

ASSETS
Current assets
Cash	$1,089,565	$556,957
Prepaid expenses and other assets	106,110	73,256
Total current assets	1,195,675	630,213

Mineral Property reclamation bonds	245,213	-
Equipment, net	113,507	105,201
Participating interest in mineral property and related equipment (Note 3(b))	2,500,000	-
Total assets	$4,054,395	$735,414

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities
Accounts payable and accrued expenses	$282,596	$795,413
Accounts payable and accrued expenses - related party	19,493	127,813
Advances payable	-	50,000
Advances payable - related party	-	50,000
Loans payable	-	500,000
Total current liabilities	302,089	1,523,226

Stockholders' Equity (Deficiency)
Common stock
Authorized:
300,000,000 common shares, (December 31, 2009 - 100,000,000) with par value $0.001 each
Issued and outstanding:
88,703,868 (December 31, 2009 - 68,408,522) common shares	88,704	68,408
Additional paid-in capital	20,938,292	14,707,818
Accumulated deficit during the exploration stage	(17,192,068)	(15,471,179)
Accumulated other comprehensive income (loss)	(82,622)	(92,859)
Stockholders' equity (deficiency)	3,752,306	(787,812)
Total liabilities and stockholders' equity (deficiency)	$4,054,395	$735,414

The accompanying notes are an integral part of these consolidated financial statements

AURORA GOLD CORPORATION
(An exploration stage enterprise)
	Cumulative
Consolidated Statements of Operations	October 10	Three months	Three months	Nine months	Nine months
(Expressed in U.S. Dollars)	1995 (inception)	Ended	Ended	Ended	Ended
(unaudited)	to September 30	September 30	September 30	September 30	September 30
	2010	2010	2009	2010	2009
Expenses
Administrative and general	$1,665,188	$107,277	$46,318	$276,777	$97,885
Depreciation and amortization	110,453	3,718	3,485	10,962	9,431
Imputed interest on loan payable - related party	1,560	-	-	-	-
Interest and bank charges	384,344	6,823	32,978	24,102	93,889
Foreign exchange loss (gain)	(16,761)	1,989	60,984	4,723	147,146
Professional fees - accounting and legal	1,513,739	45,246	9,014	375,371	12,486
Property search and negotiation	479,695	150,000	-	150,000	-
Salaries, management and consulting fees	2,613,924	270,453	40,323	441,392	92,647
	6,752,142	585,506	193,102	1,283,327	453,484
Exploration expenses	9,216,975	204,842	24,981	437,562	51,562
Write-off of mineral property costs	172,981	-	-	-	-
	16,142,098	790,348	218,083	1,720,889	505,046

Other income (loss)
Gain on disposition of subsidiary	216,474	-	-	-	-
Interest income	22,353	-	-	-	-
Gain on sale of rights to the Matupa agreement, net of expenses of $138,065	80,237	-	-	-	-
Loss on investments	(37,971)	-	-	-	-
Loss on spun-off operations	(316,598)	-	-	-	-
Loss on debt extinguishment	(1,014,465)	-	(1,014,465)	-	(1,014,465)
	(1,049,970)	-	(1,014,465)	-	(1,014,465)
Net loss for the period	$(17,192,068)	$(790,348)	$(1,232,548)	$(1,720,889)	$(1,519,511)

Loss per share
- basic and diluted		$(0.01)	$(0.02)	$(0.02)	$(0.03)

Weighted average number of common shares outstanding
- basic and diluted		86,793,946	58,786,141	78,486,681	58,310,826

The accompanying notes are an integral part of these consolidated financial statements

AURORA GOLD CORPORATION	Cumulative
(An exploration stage enterprise)	October 10	Nine months	Nine months
Consolidated Statements of Cash Flows	1995 (inception)	Ended	Ended
(Expressed in U.S. Dollars)	to September 30	September 30	September 30
(unaudited)	2010	2010	2009

Cash flows from operating activities
Net loss for the period	$(17,192,068)	$(1,720,889)	$(1,519,511)
Adjustments to reconcile net loss to net cash used in operating activities:
- depreciation and amortization	110,453	10,962	9,431
- stock compensation expense on stock option grants	1,174,795	-	-
- expenses satisfied with issuance of common stock	958,800	210,000	-
- expenses satisfied with transfer of marketable securities	33,903	-	-
- imputed interest on loan payable - related party	1,560	-	-
- write-off of mineral property costs	172,981	-	-
- adjustment for spin-off of Aurora Metals (BVI) Limited	316,498	-	-
- realized loss on investments	37,971	-	-
- gain on sale of rights to Matupa agreement, net of expenses	(80,237)	-	-
- realized loss on debt extinguishment	1,014,465	-	1,014,465
- foreign exchange (gain) loss related to notes payable	(24,534)	-	221,126
Changes in assets and liabilities:
- (increase) in receivables	(206,978)	-	-
- (increase) decrease in prepaid expenses and other assets	(125,827)	(30,575)	6,265
- increase (decrease) in accounts payable and accrued expenses (including related party)	985,016	(469,908)	97,324
Net cash used in operating activities	(12,823,202)	(2,000,410)	(170,900)

Cash flows from investing activities
Purchase of equipment	(205,348)	(17,800)	-
Proceeds on disposal of equipment	16,761	-	-
Payment for mineral property Reclamation Bonds	(245,213)	(245,213)	-
Proceeds from disposition of marketable securities	32,850	-	-
Acquisition of mineral property costs	(672,981)	(500,000)	-
Payment for incorporation cost	(11,511)	-	-
Net cash used in investing activities	(1,085,442)	(763,013)	-

Cash flows from financing activities
Proceeds from common stock less issuance costs	13,537,339	3,895,000	1,039,151
Loan proceeds from related party	289,000	-	-
Net proceeds from (payments on) convertible notes and loans	969,252	(500,000)	(739,151)
Net proceeds from (payments on) advances payable	-	(50,000)
Net proceeds from (payments on) advances payable -related party	-	(50,000)	-
Net cash provided by financing activities	14,795,591	3,295,000	300,000
Effect of exchange rate changes on cash and cash equivalents	202,618	1,031	9,435
Increase in cash and cash equivalents	1,089,565	532,608	138,535
Cash, beginning of year	-	556,957	16,511
Cash, end of period	$1,089,565	$1,089,565	$155,046

The accompanying notes are an integral part of these consolidated financial statements

AURORA GOLD CORPORATION
Notes to the consolidated financial statements
September 30, 2010 and 2009

Notes to Consolidated Financial Statements (Unaudited)

1.	Nature of Business and Going Concern

Aurora Gold Corporation ("the Company") was formed on October 10, 1995 under the laws of the State of Delaware and is in the business of location, acquisition, exploration and, if warranted, development of mineral properties.  The Company’s focus is on the exploration and development of its exploration properties located in the Tapajos Gold Province, State of Pará, Brazil and the Front Range Gold Project joint venture located in Boulder County, Colorado, USA. The Company has not yet determined whether its properties contain mineral reserves that may be economically recoverable and has not generated any operating revenues to date.

These interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  The general business strategy of the Company is to acquire mineral properties either directly or through the acquisition of operating entities. The Company has incurred recurring operating losses since inception, has not generated any operating revenues to date and has used cash of $2,000,410 from operating activities in 2010 through September 30. The Company faces all the risks common to companies in similar stages of development, including under capitalization and uncertainty of funding sources, high initial expenditure levels, uncertain revenue streams and difficulties in managing growth. The Company requires additional funds to meet its obligations and maintain its operations.  These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in this regard are to raise equity financing through private or public equity investment in order to support existing operations and expand its business. There is no assurance that such additional funds will be available to the Company when required or on terms acceptable to the Company. These consolidated financial statements do not include any adjustments that might result from this uncertainty.

2.	Significant Accounting Policies

(a)	Principles of Accounting

The Company follows accounting standards set by the Financial Accounting Standards Board, referred to as the “FASB”. The FASB sets generally accepted accounting principles (“GAAP”) that the Company follows to ensure they consistently report their financial condition, results of operations, and cash flows. References to GAAP issued by the FASB in these footnotes are to the FASB Accounting Standards Codification, referred to as Codification or “ASC”.

These consolidated financial statements have been prepared in accordance with GAAP and include the accounts of the Company and its wholly-owned subsidiaries, Aurora Gold Mineração Ltda ("Aurora Gold Mineracao") and AGC Resources LLC (“AGC Resources”). Collectively, they are referred to herein as "the Company". Significant inter-company accounts and transactions have been eliminated. Aurora Gold Mineração was incorporated on October 27, 2005. AGC Resources LLC was formed as a Limited Liability company on April 21, 2010 under the law of Colorado USA to hold the assets purchased from Global Minerals Ltd.

Certain information and footnote disclosures normally  included  in  consolidated financial statements prepared in accordance with  accounting  principles  generally  accepted in the United States have been condensed  or  omitted  pursuant  to such SEC rules and regulations. The interim

AURORA GOLD CORPORATION
Notes to the consolidated financial statements
September 30, 2010 and 2009

2.	Significant Accounting Policies (continued)

(a)	Principles of Accounting (continued)

period consolidated financial statements should be read together with the audited consolidated financial statements and accompanying notes included in the Company’s audited consolidated financial statements for the year ended December 31, 2009. In the opinion of management of the Company, the unaudited consolidated financial statements contained herein contain all adjustments (consisting of a normal recurring nature) necessary to present a fair statement of the results of the interim periods presented.

(b)	Mineral Properties and Exploration Expenses

The Company accounts for its mineral properties on a cost basis whereby all direct costs, net of pre-production revenue, relative to the acquisition of the properties are capitalized.  All sales and option proceeds received are first credited against the costs of the related property, with any excess credited to earnings. Once commercial production has commenced, the net costs of the applicable property will be charged to operations using the unit-of-production method based on estimated proven and probable recoverable reserves. The net costs related to abandoned properties are charged to operations.

Exploration costs are charged to operations as incurred until such time that proven reserves are discovered. From that time forward, the Company will capitalize all costs to the extent that future cash flow from mineral reserves equals or exceeds the costs deferred. Exploration activities conducted jointly with others are reflected at the Company's proportionate interest in such activities.

The Company reviews the carrying values of its mineral properties on a regular basis by reference to the project economics including the timing of the exploration and/or development work, the work programs and the exploration results experienced by the Company and others. The review of the carrying value of any producing property will be made by reference to the estimated future operating results and net cash flows. When the carrying value of a property exceeds its estimated net recoverable amount, provision is made for the decline in value. The deferred costs will be amortized over the recoverable reserves when a property reaches commercial production. As of September 30, 2010 and December 31, 2009, the Company did not have proven reserves.

The recoverability of the amounts recorded for mineral properties is dependent on the confirmation of economically recoverable reserves, confirmation of the Company’s interest in the underlying mineral claims, the ability of the Company to obtain the necessary financing to successfully complete their development and the attainment of future profitable operations or proceeds from disposition.

Estimated costs related to site restoration programs during the commercial development stage of the property are accrued over the life of the project.

(c)	Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and assumptions.

AURORA GOLD CORPORATION
Notes to the consolidated financial statements
September 30, 2010 and 2009

2.	Significant Accounting Policies (continued)

(d)	Comprehensive income

The Company has adopted ASC 220, Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. Comprehensive income is as follows for the three and nine months ended September 30, 2010 and 2009:

	Three Months Ended		Nine Months Ended
Components of comprehensive income (loss)	September 30 2010 $	September 30 2009 $	September 30 2010 $	September 30 2009 $
Net (loss) for the period	(790,348)	(1,232,548)	(1,720,889)	(1,519,511)
Foreign currency translation adjustments	3,226	(24,319)	10,237	(55,605)
Total comprehensive (loss)	(787,122)	(1,256,867)	(1,710,652)	(1,575,116)

Accumulated other comprehensive income consists entirely of foreign currency translation adjustments at September 30, 2010 and December 31, 2009.

(e)	Earnings (Loss) Per Share

Earnings (loss) per share is computed by dividing net income or loss available to common stockholders by the weighted average number of common shares outstanding during the year including common stock issued effective the date committed. Common stock issuable is considered outstanding as of the original approval date for the purposes of earnings per share computations. Diluted loss per common share is computed by dividing net loss by the sum of (a) the basic weighted average number of shares of common stock outstanding during the period and (b) additional shares that would have been issued and potentially dilutive securities and is equivalent to basic loss per share for the three and nine months ended September 30, 2010 and 2009 because potentially dilutive securities were anti-dilutive due to the net losses incurred in each period. Potentially dilutive securities outstanding consist of 1,700,000 stock options in 2010 (2009 – 2,300,000).

(f)	Fair Value of Financial Instruments

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments.  As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision.  Changes in assumptions can significantly affect estimated fair value.The carrying value of cash, accounts payable and accrued expenses, accounts payable and accrued expenses – related parties, advances payable and advances payable – related party, and loans payable approximate their fair value because of the short-term nature of these instruments.

3.	Joint Venture Agreements

(a)	Samba Minerals Limited

In May 2008 the Company signed an agreement with Samba Minerals Limited (“Samba”), which was subsequently amended in August 2008, whereby Samba can earn up to an 80% participating interest in the São João and/or the Commandante Araras projects by funding exploration expenditures on each of the projects to completion of a feasibility study on each property. The properties are located in the Municipality of Itaituba, State of Pará, Brazil. Upon completion of a feasibility study on either property, the Company will immediately transfer an 80% participation interest in the relevant property to Samba and enter into a formal

AURORA GOLD CORPORATION
Notes to the consolidated financial statements
September 30, 2010 and 2009

3.	Joint Venture Agreements (continued)

(a)	Samba Minerals Limited (continued)

joint venture agreement to govern the development and production of minerals from the property. Samba can terminate its participation in either of the projects by providing the Company 30 days notice in writing. Upon withdrawal from its participation in either property, Samba would forfeit to the Company all of its rights in relation to the projects and would be free of any and all payment commitments yet to be due. Samba will be the manager of the São João and the Commandante Araras projects. The Company has also granted Samba a right of first refusal to acquire an interest in, or enter into a joint venture or farm-in agreement on the Company’s São Domingos and Bigode (since dropped) projects. Samba did not exercise the right of first refusal and the term of the first right of refusal expired on August 1, 2010. Feasibility studies have not been completed as of September 30, 2010 and thus no joint venture has been formed as of that date.

(b)	Front Range Gold Property Joint Venture

On September 15, 2010, pursuant to an Asset Purchase Agreement, the Company issued 5 million shares of its common stock and paid $600,000 in cash for the acquisition of (1) Global Minerals Ltd. 50% participating interest in the joint venture agreement dated December 18, 2002 between Consolidated Global Minerals Ltd. and the property owners of the Front Range Gold JV property, (2) the Front Range Gold property assets of Mount Royale Ventures, LLC., which include a permitted mill and mining equipment and (3) a 50% equity interest in the Black Cloud Mine Claim Group, tenements located within the Front Range Gold property. Of the $600,000 in cash payments, $100,000 was expensed as a non-refundable deposit in a previous period.  The fair value of the 5 million shares issued was based on a market value of $0.40 per share on the date of the purchase, or $2,000,000.  Therefore, the total consideration paid for the asset purchase was determined to be $2,500,000.  The Company has capitalized this total amount which is reported on the September 30, 2010 balance sheet as “Participating interest in mineral property and related equipment”.

The Company is considering the appropriate allocation of the purchase price of $2,500,000 to the assets acquired based on the relative fair values of those assets.  Although the majority of the purchase price is expected to be allocated to the participating interest in the mineral property, certain amounts will be allocated to depreciable mining and other equipment.  No amortization of costs capitalized to the participating interest would have been amortized as of September 30, 2010 and any depreciation that would have been recorded from the date of the acquisition through September 30, 2010, would have been immaterial.  The Company does not expect to have incurred any impairment of these capitalized costs through September 30, 2010.

In July 2010, the Company’s subsidiary, AGC Resources, LLC (“AGC”) assumed the permit granted to Mount Royale Ventures, LLC to conduct mining operations in the County of Boulder, State of Colorado. AGC posted Performance and Financial Warranties bonds with the State of Colorado in the amount of $245,213 to cover the reclamation costs of the affected lands. Upon completion of the reclamation, to the satisfaction of the State of Colorado, the state will release the Performance and Financial Warranties bonds.

AURORA GOLD CORPORATION
Notes to the consolidated financial statements
September 30, 2010 and 2009

4.	Equipment

	September 30	December 31
	2010	2009
Vehicles	$106,159	$86,778
Office Equipment	47,426	64,544
Furniture and Fixtures	21,645	21,258
	175,230	172,580
Accumulated depreciation	(61,723)	(67,379)
Fixed assets	$113,507	$105,201

The majority of equipment held at September 30, 2010 and December 31, 2009 is located in Brazil.

5.	Common Stock

In September 2010 the Company issued 685,900 shares in settlement of indebtedness of $205,770 and paid a non cash finders fee of 500,000 shares in connection with the Colorado property acquisition discussed in note 3. The shares were recorded in an amount equal to the market value of the Company’s stock on the settlement or other applicable date. The shares were issued to individuals and companies who reside outside the United States of America.

In June 2010, pursuant to the Asset Purchase Agreement discussed in Note 3, the Company issued 5 million shares of its common stock, which were valued at the market price of the Company’s common stock of $0.40 per share.

In April 2010, the Company completed a private placement of 12,983,335 common shares, which were authorized for issuance at $0.30 per share for net cash proceeds of $3,895,000. Of the $3,895,000 in proceeds, $1,350,000 was received during the first quarter of 2010 prior to completion of formal signed private placement agreements, which occurred in April 2010. The shares were physically issued in April 2010 to individuals and companies who reside  outside the United States of America.  A finders’ fee of 1,126,111 common shares were authorized in connection with the private placement. The shares were issued in September 2010 to an individual and a company who reside outside the United States of America. When the shares for the finders’ fee were issued, there was no impact on the total Stockholders’ equity or results of operations.

6.	Stock Options

In 2007, the Company's Board of Directors approved the 2007 Stock Option Plan (“the Plan”) to offer an incentive to obtain services of key employees, directors and consultants of the Company.  The Plan provides for the reservation for awards of an aggregate of 10% of the total shares of Common Stock outstanding from time to time. No Plan participant may receive stock options exercisable for more than 2,500,000 shares of Common Stock in any one calendar year.  Under the Plan, the exercise price of an incentive stock option must be at least equal to 100% of the fair market value of the common stock on the date of grant (110% of fair market value in the case of options granted to employees who hold more than 10% of the Company's capital stock on the date of grant).  The term of stock options granted under the Plan is not to exceed ten years and the stock options vest immediately upon granting.

AURORA GOLD CORPORATION
Notes to the consolidated financial statements
September 30, 2010 and 2009

6.	Stock Options (continued)

The following is a summary of stock option activity for the nine month period ended September 30, 2010 and the status of stock options outstanding and exercisable at September 30, 2010:

	Shares	Exercise price	Remaining Contractual Life (yrs) 9/30/2010	Aggregate Intrinsic value at 9/30/2010
Outstanding and exercisable at December 31, 2009	2,300,000	$0.26		$-
Granted	-	-	-	-
Forfeited	600,000	-	-	-
Outstanding and exercisable at September 30, 2010	1,700,000	$0.26	1.85	$204,000

The aggregate intrinsic value in the table above represents the total pretax intrinsic value for all “in-the-money” options (i.e., the difference between the Company’s closing stock price on September 30, 2010 and the exercise price, multiplied by the number of shares) that would have been received by the option holders had all option holders exercised their options on September 30, 2010.

7.	Related Party Transactions

Related party transactions not disclosed elsewhere in these consolidated financial statements include:

a.
During the three and nine month period ended September 30, 2010, consulting fees of $96,842 (2009 - $22,132) and $250,723 (2009 – $63,017), respectively were incurred to directors and officers of the Company and its subsidiary. The transactions were recorded at the exchange amount, being the value established and agreed to by the related parties.

b.
Included in accounts payable - related party at September 30, 2010 is $19,493 (December 31, 2009 - $127,813) payable to an officer and director of the Company for consulting fees and various expenses incurred on behalf of the Company.

8.	Non-Cash Investing and Financing Activities

In September 2010 the Company issued 685,900 shares of common stock of the Company in settlement of indebtedness amounting to $205,770, paid a non cash finders fee of 1,126,111 shares of common stock of the Company in connection with the private placement of 12,983,335 shares at $0.30 per share completed in April 2010 and paid a non cash finders fee of 500,000 shares in connection with a property acquisition valued at $0.30 per share. The shares were issued to individuals and companies who reside outside the United States of America. In June 2010, pursuant to an Asset Purchase Agreement, the Company issued 5 million shares of its common stock, which were authorized for issuance at $0.40 per share for the acquisition of assets further discussed in Note 3 (b), and acquired Global Minerals Ltd. 50% participating interest in the joint venture agreement dated December 18, 2002 between Consolidated Global Minerals Ltd. and the property owners of the Front Range Gold JV property.

In September 2009, 5,000,000 shares of common stock of the Company were issued to settle an outstanding note payable and related accrued interest of $739,152. The shares were physically issued in January 2010. The issuance price of the shares issued on settlement was lower than the stated conversion price in the loan agreements of $0.30 per share. Thus, this transaction was considered an inducement to convert and accounted for as such resulting in a

AURORA GOLD CORPORATION
Notes to the consolidated financial statements
September 30, 2010 and 2009

8.	Non-Cash Investing and Financing Activities (continued)

loss of $1,014,465 being recorded on the consolidated statement of operations for 2009.

In September 2009, 420,000 shares of common stock of the Company were authorized for issuance to pay a finders fee of $42,000 related to a private placement of 3 million shares of common stock of the Company. The shares were physically issued in January 2010.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Aurora Gold Corporation

We have audited the accompanying consolidated balance sheets of Aurora Gold Corporation (an exploration stage company) and Subsidiary ("the Company") as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders' equity (deficiency) and comprehensive income (loss), and cash flows for the years then ended, and for the period from October 10, 1995 (date of inception) to December 31, 2009.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aurora Gold Corporation (an exploration stage company) and Subsidiary as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended, and for the period from October 10, 1995 (date of inception) to December 31, 2009, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company has incurred operating losses since inception, has not been able to generate any operating revenues to date, and used cash from operations of $395,791 in 2009.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans regarding those matters are also described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
April 1, 2010

AURORA GOLD CORPORATION
(An exploration stage enterprise)

Consolidated Balance Sheets
December 31, 2009 and 2008	December 31	December 31
(Expressed in U.S. Dollars)	2009	2008

ASSETS
Current assets
Cash	$556,957	$16,511
Prepaid expenses and other assets	73,256	30,555
Total current assets	630,213	47,066

Equipment, net	105,201	88,973
Total assets	$735,414	$136,039

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities
Accounts payable and accrued expenses	$795,413	$639,066
Accounts payable and accrued expenses - related party	127,813	-
Advances payable	50,000	-
Advances payable – related party	50,000	-
Loans payable	500,000	500,000
Total current liabilities	1,523,226	1,139,066
Convertible notes payable	-	518,025
Accrued interest on convertible notes payable	-	34,488
Total liabilities	1,523,226	1,691,579

Stockholders' Equity (Deficiency)
Common stock
Authorized:
100,000,000 common shares, (December 31, 2008 - 100,000,000) with par value $0.001 each
Issued and outstanding:
68,408,522 (December 31, 2008 - 58,071,855) common shares	68,408	58,071
Additional paid-in capital	14,707,818	12,110,779
Accumulated deficit during the exploration stage	(15,471,179)	(13,691,702)
Accumulated other comprehensive income (loss)	(92,859)	(32,688)
Stockholders' equity (deficiency)	(787,812)	(1,555,540)
Total liabilities and stockholders' equity (deficiency)	$735,414	$136,039

The accompanying notes are an integral part of these consolidated financial statements

AURORA GOLD CORPORATION
(An exploration stage enterprise)
	Cumulative
Consolidated Statements of Operations	October 10	Year Ended	Year Ended
(Expressed in U.S. Dollars)	1995 (inception)	Ended	Ended
	to December 31	December 31	December 31
	2009	2009	2008

Expenses
Administrative and general	$1,388,411	$122,061	$152,309
Depreciation and amortization	99,491	13,172	14,426
Imputed interest on loan payable - related party	1,560	-	-
Interest and bank charges	360,242	90,554	115,501
Foreign exchange loss (gain)	(21,484)	150,181	(171,902)
Professional fees - accounting and legal	1,138,368	54,050	136,438
Property search and negotiation	329,695	104,497	-
Salaries, management and consulting fees	2,172,532	162,524	196,060
	5,468,815	697,039	442,832
Exploration expenses	8,779,413	67,973	77,273
Write-off of mineral property costs	172,981	-	-
	14,421,209	765,012	520,105

Other income (loss)
Gain on disposition of subsidiary	216,474	-	-
Interest income	22,353	-	-
Gain on sale of rights to the Matupa agreement, net of expenses of $138,065	80,237	-	-
Loss on investments	(37,971)	-	-
Loss on spun-off operations	(316,598)	-	-
Loss on debt extinguishment	(1,014,465)	(1,014,465)	-
	(1,049,970)	(1,014,465)	-
Net loss for the period	$(15,471,179)	$(1,779,477)	$(520,105)

Loss per share
- basic and diluted		$(0.03)	$(0.01)

Weighted average number of common shares outstanding
- basic and diluted		60,442,661	55,325,371

The accompanying notes are an integral part of these consolidated financial statements

AURORA GOLD CORPORATION
(An exploration stage enterprise)

Consolidated Statements of Stockholders' Equity (Deficiency) and Comprehensive Income (loss)
October 10, 1995 (inception) to December 31, 2009
(Expressed in U.S. dollars)

					Accumulated		Accumulated	Total
			Additional	Compre-	(deficit) during	Advances for	other	stockholders'
	Common Stock		paid-in	hensive	exploration	Stock	comprehensive	equity
	Shares	Amount	capital	(loss)	stage	Subscriptions	income (loss)	(deficiency)

Balance, December 31, 1994	-	$-	$-	$-	$-	$-	$-	$-
Issuance of common stock for
- settlement of indebtedness	11,461,153	11,461	-	-	-	-	-	11,461
Net (loss) for the period	-	-	-	-	-	-	-	-
Total comprehensive (loss)				-

Balance December 31, 1995	11,461,153	11,461	-		-	-	-	11,461
Adjustment for reverse stock split	(7,640,766)	(7,641)	-	-	-	-	-	(7,641)
Issuance of common stock for
- cash at $0.001 per share	5,800,000	5,800	341,761	-	-	-	-	347,561
- resource property	300,000	300	2,700	-	-	-	-	3,000
Net (loss) for the period	-	-	-	(361,208)	(361,208)	-	-	(361,208)
Total comprehensive (loss)				(361,208)

Balance December 31, 1996	9,920,387	9,920	344,461		(361,208)	-	-	(6,827)
Issuance of common stock for
- cash in March 1997 at $1.00 per share
(less issue costs of $4,842)	750,000	750	744,408	-	-	-	-	745,158
Net (loss) for the period	-	-	-	615,880	(615,880)	-	-	(615,880)
Total comprehensive (loss)				615,880

Balance December 31, 1997	10,670,387	10,670	1,088,869		(977,088)	-	-	122,451
Issuance of common stock for
- settlement of indebtedness	96,105	96	68,601	-	-	-	-	68,697
- cash in May 1998 at $1.25 per share	200,000	200	249,800	-	-	-	-	250,000
- cash in November 1998 at $0.75 per share	71,667	72	53,678	-	-	-	-	53,750
- cash in December 1998 at $0.75 per share	143,333	143	107,357	-	-	-	-	107,500
Grant of options to employees and directors	-	-	518,900	-	-	-	-	518,900

Grant of options to consultants	-	-	172,100	-	-	-	-	172,100
Net (loss) for the period	-	-	-	(1,151,604)	(1,151,604)	-	-	(1,151,604)
Total comprehensive (loss)				(1,151,604)

Balance December 31, 1998	11,181,492	11,182	2,259,304		(2,128,692)	-	-	141,794
Issuance of common stock for
- settlement of indebtedness	231,286	231	160,151	-	-	-	-	160,382
- cash in March 1999 at $0.656 per share	22,871	23	14,977	-	-	-	-	15,000
- finder's fee in February 1999at $0.81 per share	25,000	25	20,287	-	-	-	-	20,312
Grant of options to consultants	-	-	29,500	-	-	-	-	29,500
Cash advanced on stock subscriptions	-	-	-	-	-	425,000	-	425,000
Net (loss) for the period	-	-	-	(855,391)	(855,391)	-	-	(855,391)
Total comprehensive (loss)				(855,391)

Balance December 31, 1999	11,460,649	11,461	2,484,219		(2,984,083)	425,000	-	(63,403)
Issuance of common stock for
- settlement of indebtedness	199,000	199	99,301	-	-	-	-	99,500
- cash in March 2000 at $0.50 per share	350,000	350	174,650	-	-	(175,000)	-	-
- cash in March 2000 at $0.455 per share	550,000	550	249,450	-	-	(250,000)	-	-

Cancellation of shares in April 2000	(90,706)	(91)	(56,600)	-	-	-	-	(56,691)
Exercise of options in June 2000	405,000	405	3,645	-	-	-		4,050
Spin-off of Aurora Metals (BVI) Limited	-	-	316,498	-	-	-	-	316,498
Net (loss) for the period	-	-	-	(677,705)	(677,705)	-	-	(677,705)
Total comprehensive (loss)				(677,705)

Balance December 31, 2000	12,873,943	12,874	3,271,163		(3,661,788)	-	-	(377,751)
Components of comprehensive income (loss)
- Net income for the period	-	-	-	128,545	128,545	-	-	128,545
- Unrealized holding losses on available-for-sale securities	-	-	-	(141,928)	-	-	(141,928)	(141,928)
Total comprehensive (loss)				(13,383)

Balance December 31, 2001	12,873,943	12,874	3,271,163		(3,533,243)	-	(141,928)	(391,134)
Issuance of common stock for
- settlement of indebtedness	3,708,038	3,708	351,492	-	-	-	-	355,200
Components of comprehensive income (loss)
- Net income for the period	-	-	-	(137,329)	(137,329)	-	-	(137,329)
- Unrealized holding losses on available-for-sale securities	-	-	-	141,928	-	-	141,928	141,928

Total comprehensive (loss)				4,599

Balance, December 31, 2002	16,581,981	16,582	3,622,655		(3,670,572)	-	-	(31,335)
Issuance of common stock for
- settlement of indebtedness	2,752,450	2,752	114,806	-	-	-	-	117,558
- cash in December 2003 at $0.25 per share	100,000	100	24,900	-	-	-	-	25,000

Components of comprehensive income (loss)
- Net income for the period	-	-	-	(96,404)	(96,404)	-	-	(96,404)
- Unrealized holding losses on available-for-sale securities	-	-	-	-	-	-	-	-
Total comprehensive (loss)				(96,404)

Balance, December 31, 2003	19,434,431	19,434	3,762,361		(3,766,976)	-	-	14,819
Issuance of common stock for
- cash in January 2004 at $0.25 per share, less issuance costs	100,000	100	22,400	-	-	-	-	22,500
Imputed interest	-	-	1,560	-	-	-	-	1,560
Components of comprehensive income (loss)
- Net income for the period	-	-	-	(223,763)	(223,763)	-	-	(223,763)
- Unrealized holding losses on available-for-sale securities	-	-	-	-	-	-	-	-
Total comprehensive (loss)				(223,763)

Balance, December 31, 2004	19,534,431	19,534	3,786,321		(3,990,739)	-	-	(184,884)
Issuance of common stock for
- cash in July 2005 at $0.05 per share	13,000,000	13,000	637,000	-	-	-	-	650,000
- settlement of indebtedness	3,684,091	3,684	158,816	-	-	-	-	162,500
Components of comprehensive income (loss)
- Net (loss) for the period	-	-	-	(457,271)	(457,271)	-	-	(457,271)
- Unrealized holding losses on available-for-sale securities	-	-	-	(4,614)	-	-	(4,614)	(4,614)
Total comprehensive (loss)				(461,885)
Balance, December 31, 2005	36,218,522	36,218	4,582,137		(4,448,010)	-	(4,614)	165,731
Issuance of common stock for

- cash in February 2006 at $0.50 per share less issuance costs of $110,000	8,000,000	8,000	3,882,000	-	-	-	-	3,890,000
- non cash finder's fee in December 2006at $0.70 per share	250,000	250	174,750	-	-	-	-	175,000
- cash in December 2006 at $0.50 per share	1,000,000	1,000	499,000	-	-	-	-	500,000

Components of comprehensive income (loss)
- Net (loss) for the period	-	-	-	(5,463,855)	(5,463,855)	-	-	(5,463,855)
- Foreign currency translation adjustments	-	-	-	(3,692)	-	-	(3,692)	(3,692)
- Reclassification adjustment for losses on available-for-sale securities included in net loss	-	-	-	4,614	-	-	4,614	4,614
Total comprehensive (loss)				$(5,462,933)
Balance, December 31, 2006	45,468,522	$45,468	$9,137,887		$(9,911,865)	$-	$(3,692)	$(732,202)
Issuance of common stock for
- cash in March 2007 at $0.50 per share	500,000	500	249,500	-	-	-	-	250,000
- cash and settlement of debt in July 2007 at $0.25 per share	5,000,000	5,000	1,245,000	-	-	-	-	1,250,000
- settlement of indebtedness in August 2007 at $0.20 per	250,000	250	49,750	-	-	-	-	50,000
- cash in September 2007 at $0.20 per share	4,000,000	4,000	796,000	-	-	-	-	800,000
Stock option compensation expense	-	-	454,295	-	-	-	-	454,295
Components of comprehensive income (loss)
- Net (loss) for the period	-	-	-	(3,259,732)	(3,259,732)	-	-	(3,259,732)
- Foreign currency translation adjustments	-	-	-	(65,255)	-	-	(65,255)	(65,255)

Total comprehensive (loss)				$(3,324,987)
Balance, December 31, 2007	55,218,522	$55,218	$11,932,432		$(13,171,597)	$-	$(68,947)	$(1,252,894)

Issuance of common stock for
- non cash finder's fee in July 2008at $0.10 per share	250,000	250	24,750	-	-	-	-	25,000
- settlement of indebtedness in December 2008 at $0.06 per share	2,603,333	2,603	153,597	-	-	-	-	156,200
Components of comprehensive income (loss)
- Net (loss) for the period	-	-	-	(520,105)	(520,105)	-	-	(520,105)
- Foreign currency translation adjustments	-	-	-	36,259	-	-	36,259	36,259
Total comprehensive (loss)				$(483,846)
Balance, December 31, 2008	58,071,855	$58,071	$12,110,779		$(13,691,702)	$-	$(32,688)	$(1,555,540)

Issuance of common stock for
- settlement of indebtedness in September 2009	5,000,000	5,000	1,748,616	-	-	-	-	1,753,616
- cash in September 2009 at $0.10 per share net of finder’s fee (paid in stock)	3,000,000	3,000	255,000	-	-	-	-	258,000
- non cash finder’s fee in September 2009 at $0.10 per share	420,000	420	41,580	-	-	-	-	42,000
- settlement of indebtedness in November 2009 at $0.18 per share	100,000	100	17,899	-	-	-	-	17,999

- settlement of indebtedness in November 2009 at $0.24 per share	150,000	150	35,611	-	-	-	-	35,761

- cash in December 2009 at $0.30 per share	1,666,667	1,667	498,333	-	-	-	-	500,000
Components of comprehensive income (loss)
- Net (loss) for the period	-	-	-	(1,779,477)	(1,779,477)	-	-	(1,779,477)
- Foreign currency translation adjustments	-	-	-	(60,171)	-	-	(60,171)	(60,171)
Total comprehensive (loss)				$(1,839,648)
Balance, December 31, 2009	68,408,522	$68,408	$14,707,818		$(15,471,179)	$-	$(92,859)	$(787,812)

The accompanying notes are an integral part of these consolidated financial statements

AURORA GOLD CORPORATION	Cumulative
(An exploration stage enterprise)	October 10	Year	Year
Consolidated Statements of Cash Flows	1995 (inception)	Ended	Ended
(Expressed in U.S. Dollars)	to December 31	December 31	December 31
	2009	2009	2008
Cash flows from operating activities
Net loss for the period	$(15,471,179)	$(1,779,477)	$(520,105)

Adjustments to reconcile net loss to net cash used in operating activities:
- depreciation and amortization	99,491	13,172	14,426
- stock compensation expense on stock option grants	1,174,795	-	-
- expenses satisfied with issuance of common stock	748,800	-	25,000
- expenses satisfied with transfer of marketable securities	33,903	-	-
- imputed interest on loan payable - related party	1,560	-	-
- write-off of mineral property costs	172,981	-	-
- adjustment for spin-off of Aurora Metals (BVI) Limited	316,498	-	-
- realized loss on investments	37,971	-	-
- gain on sale of rights to Matupa agreement, net of expenses	(80,237)	-	-
- realized loss on debt extinguishment	1,014,465	1,014,465	-
- foreign exchange (gain) loss related to notes payable	(24,534)	144,701	(169,235)
Changes in assets and liabilities:
- (increase) in receivables	(206,978)	-	-
- (increase) decrease in prepaid expenses and other assets	(95,252)	(55,121)	(19,190)
- increase (decrease) in accounts payable and accrued expenses (including related party)	1,454,924	266,469	20,076
Net cash used in operating activities	(10,822,792)	(395,791)	(649,028)

Cash flows from investing activities
Purchase of equipment	(187,548)	-	(250)
Proceeds on disposal of equipment	16,761	-	2,312
Proceeds from disposition of marketable securities	32,850	-	-
Acquisition of mineral property costs	(172,981)	-	-
Payment for incorporation cost	(11,511)	-	-
Net cash used in investing activities	(322,429)	-	2,062

Cash flows from financing activities
Proceeds from common stock less issuance costs	9,642,339	800,000	-
Loan proceeds from related party	289,000	-	-
Net proceeds from (payments on) convertible notes and loans	1,469,252	-	687,260
Net proceeds from advances payable	50,000	50,000	-
Net proceeds from (payments on) advances payable -related party	50,000	50,000	(161,441)
Net cash provided by financing activities	11,500,591	900,000	525,819

Effect of exchange rate changes on cash and cash equivalents	201,587	36,237	133,749
Increase (decrease) in cash and cash equivalents	556,957	540,446	12,602
Cash, beginning of year	-	16,511	3,909
Cash, end of period	$556,957	$556,957	$16,511

The accompanying notes are an integral part of these consolidated financial statements

AURORA GOLD CORPORATION
Notes to the consolidated financial statements
December 31, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Business and Going Concern

Aurora Gold Corporation ("the Company") was formed on October 10, 1995 under the laws of the State of Delaware and is in the business of location, acquisition, exploration and, if warranted, development of mineral properties.  The Company’s focus is on the exploration and development of its exploration properties located in the Tapajos Gold Province, State of Pará, Brazil (see Note 3). The Company has not yet determined whether its properties contain mineral reserves that may be economically recoverable and has not generated any operating revenues to date.

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  The general business strategy of the Company is to acquire mineral properties either directly or through the acquisition of operating entities.   The Company has incurred recurring operating losses since inception, has not generated any operating revenues to date and used cash of $395,791 from operating activities in 2009. The Company requires additional funds to meet its obligations and maintain its operations.  These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in this regard are to raise equity financing through private or public equity investment in order to support existing operations and expand its business. There is no assurance that such additional funds will be available to the Company when required or on terms acceptable to the Company. These consolidated financial statements do not include any adjustments that might result from this uncertainty.

2.	Significant Accounting Policies

(a)	Principles of Accounting

The Company follows accounting standards set by the Financial Accounting Standards Board, referred to as the “FASB”. The FASB sets generally accepted accounting principles (“GAAP”) that the Company follows to ensure they consistently report their financial condition, results of operations, and cash flows. References to GAAP issued by the FASB in these footnotes are to the FASB Accounting Standards Codification, referred to as Codification or “ASC”. The FASB finalized the codification effective for periods ending on or after September 15, 2009.

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its wholly-owned subsidiary, Aurora Gold Mineraçăo Ltda ("Aurora Gold Mineracao"). Collectively, they are referred to herein as "the Company". Significant inter-company accounts and transactions have been eliminated. Aurora Gold Mineraçăo was incorporated on October 27, 2005.

(b)	Accounting Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and assumptions.

AURORA GOLD CORPORATION
Notes to the consolidated financial statements
December 31, 2009 and 2008

2.	Significant Accounting Policies (continued)

(c)	Cash Equivalents

Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased.  The Company did not have any cash equivalents at December 31, 2009 and 2008. No amounts were paid for income taxes or interest in 2009 or 2008.

(d)	Equipment

Depreciation is based on the estimated useful lives of the assets and is computed using the straight-line method.  Equipment is recorded at cost.  Depreciation is provided over the following useful lives:

Vehicles	10 years

Office equipment, furniture and fixtures	2 to 10 years

(e)	Mineral Properties and Exploration Expenses

The Company accounts for its mineral properties on a cost basis whereby all direct costs, net of pre-production revenue, relative to the acquisition of the properties are capitalized.  All sales and option proceeds received are first credited against the costs of the related property, with any excess credited to earnings. Once commercial production has commenced, the net costs of the applicable property will be charged to operations using the unit-of-production method based on estimated proven and probable recoverable reserves. The net costs related to abandoned properties are charged to operations.

Exploration costs are charged to operations as incurred until such time that proven reserves are discovered. From that time forward, the Company will capitalize all costs to the extent that future cash flow from mineral reserves equals or exceeds the costs deferred. The deferred costs will be amortized over the recoverable reserves when a property reaches commercial production. As at December 31, 2009 and 2008, the Company did not have proven reserves. Exploration activities conducted jointly with others are reflected at the Company's proportionate interest in such activities.

Estimated costs related to site restoration programs during the commercial development stage of the property are accrued over the life of the project.

(f)	Share-Based Payment

The Company accounts for share-based payments under the fair value method of accounting for stock-based compensation consistent with GAAP.

Under the fair value method, stock-based compensation cost is measured at the grant date based on the fair value of the award using the Black-Sholes option pricing model and is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period.

AURORA GOLD CORPORATION
Notes to the consolidated financial statements
December 31, 2009 and 2008

2.	Significant Accounting Policies (continued)

(g)	Interest Expense

Interest expense was approximately $107,781 in 2009 (2008 - $109,660) respectively.

(h)	Foreign Currency Translations and Transactions

The Company's reporting currency is the U.S. Dollar.  Aurora Gold Mineracao Ltda is a foreign operation and its functional currency is the Brazilian Real (Real). Certain contractual obligations in these consolidated financial statements are stated in Brazilian Reals. The Brazilian Real to U.S. dollar exchange rate at December 31, 2009 was U.S. $0.57660 to 1 Real.

The Company translates foreign assets and liabilities of its subsidiaries, other than those denominated in U.S. dollars, at the rate of exchange at the balance sheet date. Income and Expenses are translated at the average rate of exchange throughout the year. Gains or losses from these translations are reported as a separate component of other comprehensive income (loss) until all or a part of the investment in the subsidiaries is sold or liquidated. The translation adjustments do not recognize the effect of income tax because the Company expects to reinvest the amounts indefinitely in operations.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are included in foreign exchange (gain) loss in the consolidated statements of operations.

(i)	Concentration of Credit Risk

The Company places its cash with high credit quality financial institutions in Canada and Brazil. The Company had funds deposited in banks beyond the insured limits as of December 31, 2009 but not as of December 31, 2008.

(j)	Long-Lived Assets Impairment

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, in accordance with GAAP.  An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition.

The amount of the impairment loss to be recorded is calculated by the excess of the asset's carrying value over its fair value.  Fair value is generally determined using a discounted cash flow analysis. The Company has not recognized any impairment losses through December 31, 2009.

(k)	Comprehensive income

The Company has adopted ASC 220, Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Consolidated Statement of

AURORA GOLD CORPORATION
Notes to the consolidated financial statements
December 31, 2009 and 2008

2.	Significant Accounting Policies (continued)

(k)	Comprehensive income (continued)

Stockholders’ Equity (Deficiency) and Comprehensive Income (loss). Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. Accumulated other comprehensive income consists entirely of foreign currency translation adjustments at December 31, 2009 and 2008.

(l)	Fair Value of Financial Instruments and Risks

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments.  As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision.  Changes in assumptions can significantly affect estimated fair value.

The carrying value of cash, accounts payable and accrued expenses, accounts payable and accrued expenses – related parties, advances payable, and loans payable approximate their fair value because of the short-term nature of these instruments. The carrying value of the convertible notes payable approximate their fair value because interest rates of long-term convertible notes payable approximate market interest rates.

Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

The Company operates outside of the United States of America (primarily in Brazil) and is exposed to foreign currency risk due to the fluctuation between the currency in which the Company operates in and the U.S. dollar.

(m)	Income Taxes

The Company has adopted ASC 740, Accounting for Income Taxes, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the liability method.  Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

In July 2006, the FASB issued an interpretation which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with GAAP.  This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return.  It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Estimated interest and penalties related to recording uncertain tax positions when recorded are included as a component of income tax expense on the consolidated statement of operations. The Company has not recorded any liabilities for uncertain tax positions or any related interest and penalties. The Company’s tax returns are open to audit for the years ending December 31, 2004 to 2009.

AURORA GOLD CORPORATION
Notes to the consolidated financial statements
December 31, 2009 and 2008

2.	Significant Accounting Policies (continued)

(n)	Earnings (Loss) Per Share

Earnings (loss) per share is computed by dividing net income or loss available to common stockholders by the weighted average number of common shares outstanding during the year including common stock issued effective the date committed. Common stock issuable is considered outstanding as of the original approval date for the purposes of earnings per share computations. Diluted loss per common share is computed by dividing net loss by the sum of (a) the basic weighted average number of shares of common stock outstanding during the period and (b) additional shares that would have been issued and potentially dilutive securities and is equivalent to basic loss per share for 2009 and 2008 because potentially dilutive securities were anti-dilutive due to the net losses incurred in each year. Potentially dilutive securities outstanding consist of 2,300,000 stock options in 2009 and 2008 and the convertible note payable (convertible into 1,726,750 common shares at December 31, 2008) in 2008.

(o)	New Accounting Pronouncements

The Company considers the effects of new accounting pronouncements on the accounting, presentation and disclosure of its consolidated financial statements as such pronouncements become known. At present, there are no such pronouncements that the Company expects will have a material impact on these consolidated financial statements.

3.	Mineral Properties and Exploration Expenses

British Columbia, Canada – Kumealon Property

In February 1999, the Company acquired, by staking, a 741 acre limestone property located on the north shore of Kumealon Inlet, southeast of Prince Rupert, British Columbia, Canada.  A finder’s fee of 25,000 shares of common stock of the Company was issued in connection with these claims.

In fiscal year 2000, there were no proven mineral reserves discovered and the Company continuously operated with a working capital deficiency.  These conditions raised substantial doubt regarding the recovering of the capitalized acquisition cost. Pursuant to GAAP the Company wrote off the capitalized acquisition cost of $23,630 to operations. The Company's ownership interest in this property is still in good standing.

Gold properties in the Municipality of Itaituba, in the Tapajos gold province of the State of Para, Brazil

Comandante Araras Project - DNPM Processes 853.785/93 to 853.839/93 inclusive:

Aurora has good title over the mineral rights which were granted by the Brazilian Department of Mines (Departamento Nacional de Produçăo Mineral – “DNPM”) as DNPM Process numbers 853.785/93 to 853.839/93 inclusive and which are valid and in force, free and clear of any judicial and extrajudicial encumbrances and taxes. The Comandante Arara mineral rights are located at the Municipality of Itaituba, State of Pará, and are registered in the name of the previous holder since an Exploration Permit has not yet been granted. The Comandante Arara mineral rights comprise 55 Applications for Alluvial Mine of 50 hectares each and the Applications for the rights were presented to DNPM on October 05, 1993. The conversion to Exploration Permits has not been applied for yet. The assignment of the Comandante Araras mineral rights to Aurora can only be done after the approval for the conversion of the Applications and the actual granting of an Exploration Permit to the previous Holder.

AURORA GOLD CORPORATION
Notes to the consolidated financial statements
December 31, 2009 and 2008

3.	Mineral Properties and Exploration Expenses (continued)

Comandante Araras Project - DNPM Processes 853.785/93 to 853.839/93 inclusive: (continued)

The Comandante Araras Option Agreement dated July 2, 2007, and amendments dated June 2, 2008, November 10, 2008, and September 18, 2009, allows the Company to perform geological surveys and assessment work necessary to ascertain the existence of possible mineral deposits which may be economically mined and to earn a 100% interest in the Comandante Araras property mineral rights via structured cash payments. The total option agreement payments for the mineral rights are structured as follows: November 1, 2006 R$20,000 (paid); November 15, 2006 – R$40,000 (paid); December 15, 2006 R$40,000 (paid); May 18, 2007 - R$15,000 (paid); May 29, 2007 – R$50,000 (paid); June 25, 2008 – USD $80,000 (paid by Samba Minerals Limited as part of the agreement with them discussed in note 4); November 30, 2008 – USD $20,000 or 100,000 shares of Samba Minerals Limited at a deemed issue price of $0.20 per Samba share (paid by Samba Minerals Limited as part of the agreement with them discussed in note 4); November 30, 2008 – 400,000 shares of Samba Minerals Limited at a deemed issue price of $0.20 per Samba share (to be issued by Samba when the Exploration Permit is granted and transferred to Aurora). The vendor will have a 1.5% Net Smelter Royalty. The Royalty payment can be purchased at any time upon written notice to the vendor and payment in Reals (Brazilian currency) of the equivalent of USD $1,000,000. The option agreement can be terminated at any time upon written notice to the vendor and the Company will be free of any and all payment commitments yet to be due.

Săo Joăo Project - DNPM Processes 851.533/94 to 851.592/94 inclusive:

Aurora has good title over the mineral rights which were granted as DNPM Process numbers 851.533/94 to 851.592/94 inclusive and which are valid and in force, free and clear of any judicial and extrajudicial encumbrances and taxes. The Săo Joăo mineral rights are located at the Municipality of Itaituba, State of Pará, and are registered in the name of the previous holder since an Exploration Permit has not yet been granted. The Săo Joăo mineral rights comprise 60 Applications for Alluvial Mine of 50 hectares each which was presented to DNPM on May 16, 1994. On August 30, 2006 the previous holder of the Applications applied for the conversion of the Applications to Exploration Permits. When the conversion request is approved by the Authorities, the previous holder will be granted the Exploration Permit for an area of 3000 ha. The assignment of the Săo Joăo mineral rights to Aurora can only be done after the approval of the Applications and the actual granting of an Exploration Permit to the previous Holder.

The Săo Joăo Option Agreement dated January 20, 2006 and amendments dated June 2, 2008 and December 2, 2008, allows the Company to perform geological surveys and assessment work necessary to ascertain the existence of possible mineral deposits which may be economically mined and to earn a 100% interest in the Săo Joăo property mineral rights. Under the terms of the Option Agreement and amendments, a total amount of USD $1,435,000 (one million four hundred and thirty five thousand dollars) is due by Aurora for the acquisition of the Săo Joăo mineral rights. The total option agreement payments for the mineral rights are structured as follows: April 12, 2006 – USD $20,000 (paid); September 12, 2006 – USD $25,000 (paid); September 12, 2007 – USD $60,000 (paid); June 25, 2008 - $100,000 (paid by Samba Minerals Limited as part of the agreement with them discussed in note 4); December 5, 2008 – USD $40.000 (paid by Samba Minerals Limited as part of the agreement with them discussed in note 4); January 15, 2009 – USD $30,000 (paid by Samba Minerals Limited as part of the agreement with them discussed in note 4); February 15, 2009 – USD $30,000 (paid by Samba Minerals Limited as part of the agreement with them discussed in note 4); April 30, 2009 to March 30, 2011 – USD $8,333.33 per month (April 30, 009 to December 31, 2009 paid by Samba Minerals Limited as part of the

AURORA GOLD CORPORATION
Notes to the consolidated financial statements
December 31, 2009 and 2008

3.	Mineral Properties and Exploration Expenses (continued)

Săo Joăo Project - DNPM Processes 851.533/94 to 851.592/94 inclusive: (continued)

agreement with them discussed in note 4); July 30, 2011 – USD $950,000. The vendor will have a 1.5% Net Smelter Royalty. The Royalty payment can be purchased at any time upon written notice to the vendor and payment in Reals (Brazilian currency) of the equivalent of USD $1,000,000. The option agreement can be terminated at any time upon written notice to the vendor and the Company will be free of any and all payment commitments yet to be due.

Săo Domingos Project - DNPM Processes 850.684/06 and 850.782/05:

(a)	DNPM Processes 850.684/06

Aurora has good title over the mineral rights which were granted as DNPM Process number 850.684/06 and which is valid and in force, free and clear of any judicial and extrajudicial encumbrances and taxes. The Săo Domingos mineral rights are located at the Municipality of Itaituba, State of Pará, and are registered in the name of Aurora. On September 13, 2006 the Company applied to the DNPM for the conversion of the Application to an Exploration Permit covering and area of 4914.18 hectares. The DNPM Process 850.684/06 had assured priority over 525 hectares and therefore, the area will be reduced from 4914.18 to 525 hectares. No payments or royalties are due regarding DNPM Process 850.384/06.

(b)	DNPM Processes 850.782/05:

Aurora has good title over the mineral rights which were granted as DNPM Process number 850.782/05 and which is valid and in force, free and clear of any judicial and extrajudicial encumbrances and taxes. The Săo Domingos mineral rights are located at the Municipality of Itaituba, State of Pará, and are registered in the name of Aurora. On November 8, 2005 the Company applied to the DNPM for the conversion of the Application to an Exploration Permit covering and area of 5651.93 hectares. The Exploration Permit was granted on November 28, 2006 for a three (3) year period, renewable for three (3) additional years.  On September 28, 2009 the Company applied for the renewal of the Exploration Permit but it has not yet been granted by the DNPM. No payments or royalties are due regarding DNPM Process 850.782/05.

Boulder County, Colorado, U.S.A. – Front Range Gold Project

In November 2009, the Company signed a letter agreement with Global Minerals Limited which was subsequently amended on February 24, 2010, to acquire an initial 70% interest in the Front Range Gold Project located in Boulder County, Colorado. The Company paid a one-time nonrefundable fee of $100,000 on signing the letter agreement which is included in property search and negotiation expenses in the consolidated statement of operations for 2009. A further $400,000 is due on signing of the formal agreement on or before April 12, 2010, which as of the date of this report, has not yet occurred. Because of the uncertainty of the signing of the formal agreement, no liability for the amount due to be paid on signing has been recorded at December 31, 2009.

4.	Joint Venture with Samba Minerals Limited

In May 2008, the Company signed an agreement with Samba Minerals Limited (“Samba”), which was subsequently amended in August 2008, whereby Samba can earn up to an 80% participating interest in the Săo Joăo and/or the Commandante Araras projects by funding exploration expenditures on each of the projects to completion of a feasibility study on each property. The properties are located in the Municipality of Itaituba, State of Pará, Brazil. Upon completion of a feasibility study on either property, the Company will immediately transfer an 80% participation interest in the relevant property to Samba and enter into a formal joint venture agreement to govern the development and production of minerals from the

AURORA GOLD CORPORATION
Notes to the consolidated financial statements
December 31, 2009 and 2008

4.	Joint Venture with Samba Minerals Limited (continued)

property. Samba can terminate its participation in either of the projects by providing the Company 30 days notice in writing. Upon withdrawal from its participation in either property, Samba would forfeit to the Company all of its rights in relation to the projects and would be free of any and all payment commitments yet to be due. Samba will be the manager of the Săo Joăo and the Commandante Araras projects. The Company has also granted Samba a right of first refusal to acquire an interest in, or enter into a joint venture or farm-in agreement on the Company’s Săo Domingos and Bigode (since dropped) projects. The term of the first right of refusal expires on August 1, 2010. Feasibility studies have not been completed as of December 31, 2009, and thus no joint venture has been formed as of that date.

5.	Equipment

	December 31, 2009	December 31, 2008
Vehicles	$86,778	$64,265
Office equipment	64,544	52,459
Furniture and fixtures	21,258	15,742
	172,580	132,466
Accumulated depreciation	(67,379)	(43,493)
	$105,201	$88,973

The majority of equipment held at December 31, 2009 and 2008 is located in Brazil.

6.	Advances, Notes and Loans Payable

The Company has two loans payable of $250,000 each totaling $500,000 at December 31, 2009 and 2008, that bear interest at 6% per annum, are due on demand and are unsecured. The Company also has two advances payable (one to a related party) of $50,000 each totaling $100,000 at December 31, 2009. The advances are non-interest bearing and are due on demand.

In September 2009, convertible notes payable and related accrued interest aggregating US $739,152 (Australian Dollars $850,479) were settled through the issuance of 5,000,000 shares of common stock of the Company. The issuance price of the shares issued on settlement was lower than the stated conversion price in the loan agreements of $0.30 per share. Thus, this transaction was considered an inducement to convert and accounted for as such resulting in a loss of $1,014,465 being recorded on the consolidated statement of operations for 2009.

7.	Stock Options

In 2007, the Company's Board of Directors approved the 2007 Stock Option Plan (“the Plan”) to offer an incentive to obtain services of key employees, directors and consultants of the Company.  The Plan provides for the reservation for awards of an aggregate of 10% of the total shares of Common Stock outstanding from time to time. No Plan participant may receive stock options exercisable for more than 2,500,000 shares of Common Stock in any one calendar year.  Under the Plan, the exercise price of an incentive stock option must be at least equal to 100% of the fair market value of the common stock on the date of grant (110% of fair market value in the case of options granted to employees who hold more than

AURORA GOLD CORPORATION
Notes to the consolidated financial statements
December 31, 2009 and 2008

7.	Stock Options (continued)

10% of the Company's capital stock on the date of grant).  The term of stock options granted under the Plan is not to exceed ten years and the stock options vest immediately upon granting.

The following is a summary of stock option activity for the years ended December 31, 2009 and 2008, and the status of stock options outstanding at December 31, 2009:

	Shares	Exercise price	Remaining Contractual Life (yrs) at 12/31/09	Aggregate Intrinsic value at 12/31/09
Outstanding at January 1, 2008	2,300,000	$0.26		$
Granted	-	-	-		-
Outstanding and exercisable at December 31, 2009 and 2008	2,300,000	$0.26	2.6		$667,000

The aggregate intrinsic value in the table above represents the total pretax intrinsic value for all “in-the-money” options (i.e., the difference between the Company’s closing stock price on the last trading day of 2009 and the exercise price, multiplied by the number of shares) that would have been received by the option holders had all option holders exercised their options on December 31, 2009.

There were no stock options granted during 2008 and 2009.

8.	Related Party Transactions

Related party transactions not disclosed elsewhere in these consolidated financial statements:

a.
During the fiscal year 2009, consulting fees of $86,380 (2008 – $134,558) were paid to directors and officers of the Company and its subsidiary. The transactions were recorded at the exchange amount, being the value established and agreed to by the related parties.

b.
Included in accounts payable - related party at December 31, 2009 is $127,813 payable to an officer and director of the Company for consulting fees and various expenses incurred on behalf of the Company.

9.	Non-Cash Investing and Financing Activities

In November 2009, 150,000 shares of common stock of the Company were authorized for issuance to settle debts of $35,761.

In November 2009, 100,000 shares of common stock of the Company were authorized for issuance to settle debts of $17,999.

In September 2009, 5,000,000 shares of common stock of the Company were issued to settle an outstanding note payable and related accrued interest of $739,152.

In September 2009, 420,000 shares of common stock of the Company were authorized for issuance to pay a finders fee of $42,000 related to a private placement of 3 million shares of common stock of the Company.

AURORA GOLD CORPORATION
Notes to the consolidated financial statements
December 31, 2009 and 2008

9.	Non-Cash Investing and Financing Activities (continued)

In December 2008, 2,603,333 shares of common stock of the Company were issued to settle debts of $156,200. Of the 2,603,333 common shares issued, 1,488,533 common shares were issued to a director in payment of his services valued at $75,108 and expenses valued at $14,204.

In July 2008, the Company issued 250,000 shares of common stock of the Company valued at $25,000 to a director of the Company’s subsidiary as consideration for arranging property acquisitions in the Tapajos Gold Province, State of Pará, Brazil.

10.	Income Taxes

a.
The Company and its subsidiary operate in several tax jurisdictions, and its income is subject to various rates of taxation. The Company has net losses for tax purposes in the United States and Brazil totaling approximately $6,312,000 and $6,621,000, respectively, which may be applied against future taxable income.  Accordingly, there is no tax expense for the years ended December 31, 2009 and 2008.  The potential tax benefits arising from these losses have not been recorded in the consolidated financial statements as a full valuation allowance has been recorded against them. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations.  When circumstances change and this causes a change in management's judgment about the realizability of deferred tax assets, the impact of the change on the valuation allowance is reflected in current operations.

The right to claim the losses in the United States expire as follows:

2011	$231,000
2012	564,000
2018	331,000
2019	795,000
2020	550,000
2022	138,000
2023	90,000
2024	222,000
2025	457,000
2026	1,094,000
2027	800,000
2028	561,000
2029	479,000
$6,312,00

Tax loss carryforwards in Brazil have no expiration dates and are available to offset up to 30% of annual income before tax in any year.

b.	The tax effects of temporary difference that give rise to the Company's net deferred tax asset are as follows:

AURORA GOLD CORPORATION
Notes to the consolidated financial statements
December 31, 2009 and 2008

10.	Income Taxes (continued)

	2009	2008

Tax loss carry forwards	$4,397,000	$4,195,000
Valuation allowance	(4,551,000)	(4,291,000)
Stock compensation expense	154,000	154,000
Foreign exchange gain related to outstanding notes payable	-	(58,000)
	$-	$-

c.	The reconciliation of income tax computed at the federal statutory rate to income tax expense is as follows:

	2009	2008

Tax at statutory rate	$(605,000)	$(177,000)
Loss on debt extinguishment (non deductible)	345,000	-
Change in valuation allowance for deferred tax asset	260,000	177,000
Income tax expense	$-	$-

11.	Subsequent Events

During the month of January 2010, the Company received four advances totaling $1,350,000. The advances are non-interest bearing and are due on demand.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Our estimated expenses in connection with the issuance and distribution of the securities being registered are:

Securities and exchange commission filing fee	$606
Accounting fees and expenses	7,500
Legal fees and expenses	30,000
Transfer agent and fees	500
Printing and mailing expenses	500
Miscellaneous offering expenses	2,004
Total	$40,510

No portion of the expenses associated with this offering will be borne by the selling stockholders.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 (“Section 145”) of the Delaware General Corporation Law, as amended (the “ DGCL ”), permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have offered and sold the following shares of common stock which were not registered under the Securities Act of 1933, as amended.

In July 2008, 250,000 shares were issued as a finder’s fee at $0.10 per share. The shares were issued to individuals and companies who reside outside the United States of America (in accordance with the exemption from registration requirements afforded by Regulation S as promulgated thereunder).

In December 2008, 2,603,333 shares were issued in connection with debt settlements in December 2008 at $0.06 per share. The shares were issued to individuals and companies who reside outside the United States of America (in accordance with the exemption from registration requirements afforded by Regulation S as promulgated thereunder).

In September 2009, 3,000,000 common shares were authorized for issuance at $0.10 per share for cash proceeds of $300,000.  The shares were physically issued in January 2010 to individuals and companies who reside outside the United States of America (in accordance with the exemption from registration requirements afforded by Regulation S as promulgated thereunder). The placement agent was paid a commission of 420,000 shares of our common stock. The shares were physically issued to the agent in January 2010.

In September 2009, convertible notes payable and related accrued interest aggregating $739,152 (AUD $850,479) were settled through the issuance of 5,000,000 shares of our common stock. The shares were issued to a company who resides outside the United States of America (in accordance with the exemption from registration requirements afforded by Regulation S as promulgated thereunder).

In November 2009, 100,000 shares were authorized for issuance in connection with debt settlements at $0.18 per share. The shares were physically issued in January 2010 to a company who resides outside the United States of America (in accordance with the exemption from registration requirements afforded by Regulation S as promulgated thereunder).

In November 2009, 150,000 shares were authorized for issuance in connection with debt settlements at $0.24 per share. The shares were physically issued in January 2010 to a company who resides outside the United States of America (in accordance with the exemption from registration requirements afforded by Regulation S as promulgated thereunder).

In December 2009, 1,666,667 common shares were authorized for issuance at $0.30 per share for net cash proceeds of $500,000.  The shares were physically issued in January 2010 to an individual who resides outside the United States of America (in accordance with the exemption from registration requirements afforded by Regulation S as promulgated thereunder).

In April 2010, 12,983,335 common shares were authorized for issuance at $0.30 per share for net cash proceeds of $3,895,000.  The shares were physically issued in April 2010 to an individuals and companies who reside outside the United States of America (in accordance with the exemption from registration requirements afforded by Regulation S as promulgated thereunder). A finders’ fee of 1,126,111 common shares were authorized for issuance in connection with the private placement at $0.30 per share to a company who resides outside the United States of America). The shares were subsequently issued in September 2010.

In June 2010, the Company issued 5 million shares of its common stock to Global Minerals Ltd., a British Columbia (Canada) corporation with offices in British Columbia Canada, at $0.40 per share for a cost of $2,000,000, in connection with the Asset Purchase Agreement dated June 15, 2010, pursuant to which the Company acquired Global Minerals Ltd. 50% participating interest in the joint venture agreement dated December 18, 2002 between Consolidated Global Minerals Ltd. and the property owners of the Front Range Gold JV property,  acquired the Front Range Gold property assets of Mount Royale Ventures, LLC., which include a permitted mill and mining equipment and acquired a 50% equity interest in the Black Cloud Mine Claim Group, tenements located within the Front Range Gold property. The issuance of the shares was exempt from the registration requirements of Securities Act by virtue of Section 4(2) thereof as well as the exemption from registration requirements afforded by Regulation S. A finders’ fee of 500,000 common shares was authorized for issuance in connection with the Asset Purchase Agreement at $0.30 per share to an individual and a company who reside outside the United States of America. The shares were issued in September 2010.

In September 2010, 685,900 shares were issued in connection with debt settlements at $0.30 per share. The shares were issued to individuals and companies who reside outside the United States of America (in accordance with the exemption from registration requirements afforded by Regulation S as promulgated thereunder).

ITEM  16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following Exhibits are attached hereto:

EXHIBIT	DESCRIPTION OF EXHIBIT AND FILING REFERENCE NUMBER

3.1.1	Certificate of Incorporation incorporated by reference to the registration statement on Form 10SB filed on June 4, 1998 (SEC File No. 000-24393 98720970).

3.1.2	Certificate of Amendment to the Certificate of Incorporation incorporated by reference to the registration statement on Form 10SB filed on June 4, 1998 (SEC File No. 000-24393 98720970).

3.1.3	Certificate of Restoration and Renewal of Certificate of Incorporation incorporated by reference to the registration statement on Form 10SB filed on June 4, 1998 (SEC File No. 000-24393 98720970).

3.2.1	By-laws incorporated by reference to the registration statement on Form 10SB filed on June 4, 1998 (SEC File No. 000-24393 98720970).

3.2.2	Amended and Restated By-laws incorporated by reference to the registration statement on Form 10SB filed on June 4, 1998 (SEC File No. 000-24393 98720970).

4.1	Form of Subscription Agreement. *

4.2	Form of Series A Warrant *

4.3	Debt Settlement Agreement with Samba Minerals Limited incorporated by reference to the registration statement on Form S-1 filed on June 3, 2010 (SEC File No. 333-167301-10876788).

4.4
Form of Debt Settlement Agreement with Axino AG, Heroe Investments Inc, Jolanda Investments Ltd, Gemeinhardt GmbH, Lars Pearl and WS Marketing GmbH incorporated by reference to the registration statement on Form S-1 filed on June 3, 2010 (SEC File No. 333-167301-10876788.)

5.1	Opinion of Sierchio & Company, LLP.*

10.1
Consulting Agreement between Hans W. Biener of SupplyConsult GbR and Aurora Gold Corporation incorporated by reference to the registration statement on Form SB filed on  December 16, 2005 (SEC File No. 333-130379 051269300).

10.2
Confidentiality Agreement between Hans W. Biener of SupplyConsult GbR and Aurora Gold Corporation incorporated by reference to the registration statement on Form SB filed on December 16, 2005 (SEC File No. 333-130379 051269300).

10.3
Assignment of Novo Porto and Santa Clara Memorandum of Understanding to Aurora Gold Corporation incorporated by reference to the registration statement on Form SB filed on December 16, 2005  (SEC File No. 333-130379 051269300).

10.4	Novo Porto Memorandum of Understanding Corporation incorporated by reference to the registration statement on Form SB filed on December 16, 2005 (SEC File No. 333-130379 051269300).

10.5
Declaration of Translator for translation of Porto Novo Memorandum of Understanding from Portuguese to English Corporation incorporated by reference to the registration statement on Form SB filed on December 16, 2005 (SEC File No. 333-130379 051269300).

10.6	Novo Porto Option Agreement incorporated by reference to the Form 10-KSB filed on March 28, 2006 (SEC File No. 000-24393-06715925).

10.7
Declaration of Translator for translation of Novo Porto Option Agreement from Portuguese to English Corporation incorporated by reference to the Form 10-KSB filed on March 28, 2006 (SEC File No. 000-24393-06715925).

10.8	Santa Clara Memorandum of Understanding incorporated by reference to the registration statement on Form SB filed on December 16, 2005 (SEC File No. 333-130379 051269300).

10.9
Declaration of Translator for translation of Santa Clara Memorandum of Understanding from Portuguese to English Corporation incorporated by reference to the registration statement on Form SB filed on December 16, 2005 (SEC File No. 333-130379 051269300).

10.10
Assignment of Ouro Mil Memorandum of Understanding to Aurora Gold Corporation incorporated by reference to the registration statement on Form SB filed on December 16, 2005 (SEC File No. 333-130379 051269300).

10.11	Ouro Mil Memorandum of Understanding Corporation incorporated by reference to the registration statement on Form SB filed on December 16, 2005 (SEC File No. 333-130379 051269300).

10.12
Declaration of Translator for translation of Ouro Mil Memorandum of Understanding from Portuguese to English Corporation incorporated by reference to the registration statement on Form SB filed on December 16, 2005 (SEC File No. 333-130379 051269300).

10.13	Ouro Mil Option Agreement incorporated by reference to the Form 10-KSB filed on March 28, 2006 (SEC File No. 000-24393-06715925).

10.14
Declaration of Translator for translation of Ouro Mil Option Agreement from Portuguese to English incorporated by reference to the Form 10-KSB filed on March 28, 2006 (SEC File No. 000-24393-06715925).

10.15
Assignment of Sao Domingos Memorandum of Understanding to Aurora Gold Corporation incorporated by reference to the registration statement on Form SB filed on December 16, 2005 (SEC File No. 333-130379 051269300).

10.16	Sao Domingos Memorandum of Understanding Corporation incorporated by reference to the registration statement on Form SB filed on December 16, 2005 (SEC File No. 333-30379 051269300).

10.17
Declaration of Translator for translation of Sao Domingos Memorandum of  Understanding from Portuguese to English incorporated by reference to the registration statement on Form SB filed on December 16, 2005 (SEC File No. 333-130379 051269300).

10.18	Săo Domingos Option Agreement incorporated by reference to the Form 10-KSB filed on March 28, 2006 (SEC File No. 000-24393-06715925).

10.19
 Declaration of Translator for translation of Săo Domingos Option Agreement from Portuguese to English incorporated by reference to the Form 10-KSB filed on March 28, 2006 (SEC File No. 000-24393-06715925).

10.20	Santa Isabel Option Agreement incorporated by reference to the Form 10-KSB filed on March 28, 2006 (SEC File No. 000-24393-06715925).

10.21
Declaration of Translator for translation of Santa Isabel Option Agreement from Portuguese to English incorporated by reference to the Form 10-KSB filed on March 28, 2006 (SEC File No. 000-24393-06715925).

10.22	Săo Joăo Option Agreement incorporated by reference to the Form 10-KSB filed on March 28, 2006 (SEC File No. 000-24393-06715925).

10.23
Declaration of Translator for translation of Săo Joăo Option Agreement from Portuguese to English incorporated by reference to the Form 10-KSB filed on March 28, 2006 (SEC File No. 000-24393-06715925).

10.24	Piranhas Memorandum of Understanding incorporated by reference to the Form 10-KSB filed on March 28, 2006 (SEC File No. 000-24393-06715925).

10.25
Declaration of Translator for translation of Piranhas Memorandum of Understanding from Portuguese to English incorporated by reference to the Form 10-KSB filed on March 28, 2006 (SEC File No. 000-24393-06715925). *

10.26	Branca de Neve Memorandum of Understanding incorporated by reference to the Form 10-QSB filed on July 26, 2006 (SEC File No. 000-24393-06981489).

10.27
Declaration of Translator for translation of Branca de Neve Memorandum of Understanding from Portuguese to English incorporated by reference to the Form 10-QSB filed on July 26, 2006 (SEC File No. 000-24393-06981489).

10.28	Bigode Memorandum of Understanding incorporated by reference to the Form 10-QSB filed on July 26, 2006 (SEC File No. 000-24393-06981489).

10.29
Declaration of Translator for translation of Bigode Memorandum of Understanding from Portuguese to English incorporated by reference to the Form 10-QSB filed on July 26, 2006 (SEC File No. 000-24393-06981489).

10.30	Santa Lucia Memorandum of Understanding incorporated by reference to the Form 10-QSB filed on July 26, 2006 (SEC File No. 000-24393-06981489).

10.31
Declaration of Translator for translation of Santa Lucia Memorandum of Understanding from Portuguese to English incorporated by reference to the Form 10-QSB filed on July 26, 2006 (SEC File No. 000-24393-06981489).

10.34	Settlement Agreement dated as of August 9, 2007 between the Company and Luis Mauricio incorporated by reference to the Form SB-2 filed on November 13, 2007 (SEC File No. 333-147341 071238655).

10.35	Form of Subscription Agreement between the Selling Stockholders and the Company incorporated by reference to the Form SB-2 filed on November 13, 2007 (SEC File No. 333-147341 071238655).

10.36	Comandante Araras Memorandum of Understanding incorporated by reference to the Form 10-KSB filed on April 15, 2008 (SEC File No. 000-24393-147341 08758054).

10.37	2007 Stock Option Plan incorporated by reference to the Form 10-KSB filed on April 15, 2008 (SEC File No. 000-24393-147341 08758054).

10.38	Asset Purchase Agreement dated June 15, 2010 incorporated by reference to the registration statement on Form S-1/A filed on June 28, 2010 (SEC File No. 333-167301-10921067).

23.1	Consent of Sierchio & Company, LLP (included in Exhibit 5.1). *

23.2	Consent of Peterson Sullivan LLP. *

24.1	Power of Attorney. *

99.1	Corporate Governance Principles incorporated by reference to the Form 10-KSB filed on March 25, 2004 (SEC File No. 000-24393-04689262).

*	Filed Herewith

ITEM  17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)             The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)             Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 24 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for the filing of this registrant's registration statement on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on March 16, 2011.

Aurora Gold Corporation

By: /s/Lars Pearl
Name: Lars Pearl
Title: Chief Executive Officer and President, Chief Financial Officer, Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Lars Pearl	Dated: March 16, 2011
Name: Lars Pearl
Title: Chief Executive Officer and President, Chief Financial Officer Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer and Director

Agustin Gomez de Segura, Director	Dated: March 16, 2011
By: /s/ Agustin Gomez de Segura

Michael Montgomery, Director
By: /s/ Michael Montgomery	Dated: March 16, 2011